Exhibit 10.1

[Published CUSIP Number: 416523AE8]

FOUR-YEAR REVOLVING CREDIT FACILITY AGREEMENT

Dated as of January 6, 2012

among

THE HARTFORD FINANCIAL SERVICES GROUP, INC.,

THE BORROWING SUBSIDIARIES FROM TIME TO TIME PARTY HERETO,

THE LENDERS NAMED HEREIN,

BANK OF AMERICA, N.A,

JPMORGAN CHASE BANK, N.A.

and

CITIBANK, N.A.,

as Syndication Agents

WELLS FARGO BANK, NATIONAL ASSOCIATION

and

U.S. BANK NATIONAL ASSOCIATION

as Co-Documentation Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

J.P. MORGAN SECURITIES LLC and

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers and Joint Bookrunners

[CS&M Ref. No. 6701-199]

i

Exhibits and Schedules

Exhibit A-1	Form of Competitive Bid Request
Exhibit A-2	Form of Notice of Competitive Bid Request
Exhibit A-3	Form of Competitive Bid
Exhibit A-4	Form of Competitive Bid Accept/Reject
Exhibit A-5	Form of Revolving Borrowing Request
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Opinion of Counsel for The Hartford Financial Services Group, Inc.
Exhibit D	Form of Borrowing Subsidiary Agreement
Exhibit E	LC Issuer Agreement
Exhibit F	Form of Secured Letter of Credit Agreement

Schedule 1.01	Insurance Subsidiaries
Schedule 1.02	Mandatory Cost Formulae
Schedule 2.01	Commitments
Schedule 3.06	Litigation and Compliance with Laws
Schedule 9.01	Administrative Agent’s Office

FOUR-YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT (as it may be amended, supplemented or otherwise modified, the “Agreement”) dated as of January 6, 2012, among THE HARTFORD FINANCIAL SERVICES GROUP, INC., a Delaware corporation (the “Company”); each Borrowing Subsidiary party hereto; the Lenders from time to time party hereto; and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

The Company has requested that (i) the Lenders extend credit on a revolving credit basis at any time and from time to time prior to the Maturity Date in an aggregate principal amount not in excess of US$1,750,000,000 at any time outstanding, subject to increase as provided herein, (ii) make up to US$250,000,000 of such credit facility available in the form of Letters of Credit and (iii) provide a procedure pursuant to which the Borrowers may invite the Lenders to bid on an uncommitted basis on short-term borrowings by the Borrowers. The proceeds of borrowings hereunder are to be used for working capital and other general corporate purposes. The Lenders are willing to extend credit to the Borrowers on the terms and subject to the conditions herein set forth.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Accession Agreement” shall have the meaning assigned to such term in Section 2.22(a).

“Adjusted Collateral Value” shall mean, at any time (a) in the case of Collateral referred to in clause (a) or (b) of the definition of such term, 97.087% of the Collateral Value thereof, (b) in the case of Collateral referred to in clause (c) of the definition of such term, 95.238% of the Collateral Value thereof and (c) in the case of Collateral referred to in clause (d) or (e) of the definition of such term, 86.957% of the Collateral Value thereof.

“Administrative Agent’s Office” shall mean, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Fees” shall have the meaning assigned to such term in Section 2.07(d).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form distributed to the Lenders by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly or indirectly controls or is controlled by or is under common control with the person specified.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.16(b).

“Alternative Currency” shall mean each of Euro, Sterling, Canadian Dollars and Yen.

“Annual Statement” shall mean, with respect to the Restricted Subsidiaries, the Annual Statement of such Restricted Subsidiary required to be filed with the Applicable Insurance Regulatory Authority in accordance with state law, including any exhibits, schedules, certificates or actuarial opinions filed or delivered therewith.

“Applicable Commitment Fee Rate” shall mean on any date the applicable per annum percentage set forth below under the caption “Commitment Fee Percentage” based upon the Ratings in effect on such date:

	September 30,	September 30,
	Ratings (S&P/Moody’s)	Commitment Fee Percentage
Category 1	A/A2 or higher	0.125%
Category 2	A-/A3	0.150%
Category 3	BBB+/Baa1	0.175%
Category 4	BBB/Baa2	0.225%
Category 5	BBB-/Baa3	0.300%
Category 6	Lower than BBB-/Baa3	0.400%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then such Rating Agency shall be deemed to have established a Rating in Category 6; (ii) if the Ratings established or deemed to have been established by Moody’s and S&P shall fall within different Categories, the Applicable Commitment Fee Rate shall be based on the higher of the two Ratings unless the Ratings differ by two or more Categories, in which case the Applicable Commitment Fee Rate will be based upon the Category one level above the Category corresponding to the lower Rating; and (iii) if the Ratings established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency. Each change in the Applicable Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of Ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Commitment Fee Rate shall be determined by reference to the Rating most recently in effect prior to such change or cessation.

“Applicable Insurance Regulatory Authority” shall mean, with respect to any Insurance Subsidiary, the insurance commission or similar Governmental Authority located in the state in which such Insurance Subsidiary is domiciled and any Federal insurance Governmental Authority.

“Applicable Percentage” shall mean, at any date, (a) with respect to Eurocurrency Loans and Standard Letters of Credit, a percentage per annum equal to the Credit Default Swap Spread as of the most recent CDS Spread Determination Date; (b) with respect to Base Rate Loans, a percentage per annum equal to the Credit Default Swap Spread as of the most recent CDS Spread Determination Date minus 1.00% (but in any event not less than 0% per annum); and (c) with respect to Secured Letters of Credit, 0.50% per annum; provided that at any time when the Adjusted Collateral Value of the Collateral on deposit in an LC Security Account in respect of any Secured Letter of Credit shall be less than the amount of the LC Exposure attributable to such Secured Letter of Credit, the Applicable Percentage used to determine the LC Participation Fees payable in respect of such Secured Letter of Credit shall be that applicable to Standard Letters of Credit, under clause (a) of this definition.

“Applicable Time” shall mean, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable LC Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Arrangers” shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Citigroup Global Markets, Inc., in their capacities as the joint lead arrangers and joint bookrunners for the credit facility established hereunder.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee in the form of Exhibit B hereto.

“Auto-Extension Letter of Credit” shall have the meaning assigned to such term in Section 2.06(c).

“Availability Period” shall mean the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bank of America” shall mean Bank of America, N.A. and its successors.

“Base Rate” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Base Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Borrowing” shall mean a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Base Rate.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean the Board of Directors of a Borrower or any duly authorized committee thereof.

“Borrowers” shall mean the Company and the Borrowing Subsidiaries.

“Borrowing” shall mean a group of Loans of a single Tranche, currency and Type made by the Lenders (or, in the case of a Competitive Borrowing, by the Lender or Lenders whose Competitive Bids have been accepted pursuant to Section 2.03) on a single date and as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of a Borrowing denominated in US Dollars, US$20,000,000, (b) in the case of a Borrowing denominated in Euros, €20,000,000, (c) in the case of a Borrowing denominated in Sterling, £20,000,000, (d) in the case of a Borrowing denominated in Canadian Dollars, C$20,000,000 (e) in the case of a Borrowing denominated in Yen, ¥2,000,000,000.

“Borrowing Multiple” shall mean (a) in the case of a Borrowing denominated in US Dollars, US$5,000,000, (b) in the case of a Borrowing denominated in Euros, €5,000,000, (c) in the case of a Borrowing denominated in Sterling, £5,000,000, (d) in the case of a Borrowing denominated in Canadian Dollars, C$5,000,000 and (e) in the case of a Borrowing denominated in Yen, ¥500,000,000.

“Borrowing Subsidiary” shall mean any Subsidiary which shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Agreement; provided, however, that no Subsidiary shall become a Borrowing Subsidiary if it shall be unlawful for (a) such Subsidiary to become a Borrower hereunder or (b) any Lender that would be required to make Loans or otherwise extend credit to such Subsidiary to make such Loans or extend such credit; provided further, that, in the case of clause (b) above, the Company shall have the right, upon notice to such Lender and the Administrative

Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all interests, rights and obligations contained hereunder to another financial institution which shall assume such obligations; provided that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) the assignee or the Borrowers, as the case may be, shall pay to the affected Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made, and participations in LC Disbursements acquired, by it hereunder and all other amounts accrued for its account or owed to it hereunder.

“Borrowing Subsidiary Agreement” shall mean an agreement, in the form of Exhibit D hereto, duly executed by the Company and a Subsidiary.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Loan or Base Rate Loan denominated in US Dollars, any fundings, disbursements, settlements and payments in US Dollars in respect of any such Eurocurrency Loan or Base Rate Loan, or any other dealings in US Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan or Base Rate Loan, means any such day that is also a London Banking Day;

(b) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than US Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than US Dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than US Dollars or Euro, or any other dealings in any currency other than US Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars” or “C$”shall mean the lawful currency of Canada.

“Capitalized Lease-Back Obligation” shall mean with respect to any property or asset, at any date as of which the same is to be determined, the total net rental obligations of the Company or a Subsidiary under a lease of such property or asset, entered into as part of an arrangement to which the provisions of Section 5.12 are applicable (or would have been applicable had such Subsidiary been a Subsidiary at the time it entered into such lease), discounted to the date of computation at the rate of interest per annum implicit in the lease (determined in accordance with GAAP). The amount of the net rental obligation for any calendar year under any lease shall be the sum of the rental and other payments required to be paid in such calendar year by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not therein designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

“CDS Data” has the meaning specified in Section 9.20.

“CDS Spread Determination Date” shall mean, (a) with respect to any Eurocurrency Loan, the date that is two Business Days prior to the first day of the Interest Period for such Eurocurrency Rate Loan, and, for any Eurocurrency Loan with an Interest Period longer than three months, on the last Business Day of each successive three-month period during such Interest Period, and (b) with respect to any Base Rate Loan or Standard Letter of Credit, as applicable, the date that is one Business Day immediately prior to the Closing Date and the last Business Day of each calendar quarter, commencing with the calendar quarter in which the Closing Date occurs.

A “Change in Control” shall be deemed to have occurred if (a) any person or group of persons shall have acquired beneficial ownership of more than 30% of the outstanding Voting Shares of the Company (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder) or (b) during any period of 12 consecutive months, commencing after the Effective Date, individuals who on the first day of such period were directors of the Company (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) cease to constitute a majority of the Board of Directors of the Company.

“Change in Law” shall mean the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Global Tranche Revolving Loans, US Tranche Revolving Loans or Competitive Bid Loans, (b) any Letter of Credit, LC Disbursement or LC Exposure, refers to whether such Letter of Credit, LC Disbursement or LC Exposure is a US Tranche Letter of Credit, LC Disbursement or LC Exposure or a Global Tranche Letter of Credit, LC Disbursement or LC Exposure, (c) any Commitment, refers to whether such Commitment is a US Tranche Commitment or a Global Tranche Commitment, (d) any Revolving Credit Exposure or LC Exposure, refers to whether such Revolving Credit Exposure or LC Exposure is a Global Tranche Credit Exposure or LC Exposure or a US Tranche Credit Exposure or LC Exposure and (e) any Lenders, refers to whether such Lenders are Global Tranche Lenders or US Tranche Lenders.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Collateral” shall mean (a) cash, (b) readily marketable commercial paper issued by issuers with ratings of at least P-1 from Moody’s or A-1 from S&P and having a remaining maturity not in excess of 180 days, (c) readily marketable negotiable debt instruments constituting obligations backed by the full faith and credit of the United States of America, (d) readily marketable municipal bonds with ratings of at least A3 from Moody’s or A- from S&P and (e) readily marketable corporate bonds with ratings of at least A3 from Moody’s or A- from S&P and having remaining maturities not in excess of ten years.

“Collateral Custodian” shall mean a commercial banking institution with an office in the State of New York and approved by the Company and the Administrative Agent.

“Collateral Value” shall mean, at any time (a) in the case of Collateral referred to in clause (a) of the definition of such term, the amount thereof, and (b) in the case of any other Collateral, the then-current market value thereof, as determined by reference to publicly quoted prices for such Collateral or, in the absence of such publicly quoted prices, by the Administrative Agent through other reasonable means.

“Commitment” shall mean a Global Tranche Commitment or a US Tranche Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.07(a).

“Commitment Increase” shall have the meaning assigned to such term in Section 2.22(b).

“Competitive Bid” shall mean an offer by a Lender to make a Competitive Loan pursuant to Section 2.03.

“Competitive Bid Accept/Reject Letter” shall mean a notification made by a Borrower pursuant to Section 2.03(d) in the form of Exhibit A-4 hereto.

“Competitive Bid Rate” shall mean, as to any Competitive Bid, (i) in the case of a Eurocurrency Competitive Loan, the Margin, and (ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.

“Competitive Bid Request” shall mean a request made pursuant to Section 2.03(a) in the form of Exhibit A-1 hereto.

“Competitive Borrowing” shall mean a Borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Lender or Lenders whose Competitive Bids for such Borrowing have been accepted under the bidding procedure described in Section 2.03.

“Competitive Loan” shall mean a Loan made pursuant to the bidding procedure described in Section 2.03. Each Competitive Loan shall be in US Dollars and shall be a Eurocurrency Competitive Loan or a Fixed Rate Loan.

“Competitive Loan Exposure” shall mean, with respect to any Lender at any time, the sum of the aggregate principal amount of all outstanding Competitive Loans made by such Lender.

“Consolidated Net Worth” shall mean, as at any date of determination, without duplication, the consolidated stockholders’ equity of the Company and its Subsidiaries (excluding preferred stock of the Company, except for perpetual preferred stock of the Company, and accumulated other comprehensive income), as determined on a consolidated basis in accordance with GAAP, plus non-controlling interests in Subsidiaries, as determined in accordance with GAAP, plus Special Securities; provided that Consolidated Net Worth shall not include Special Securities to the extent of any portion thereof that would account for greater than 15% of Consolidated Total Capitalization.

“Consolidated Subsidiary Debt” shall mean, as at any date of determination, Consolidated Total Debt minus, to the extent included therein, all Indebtedness, preferred securities and Special Securities that are not obligations of or issued by any Subsidiary and for which no Subsidiary is directly or contingently responsible or liable.

“Consolidated Total Capitalization” shall mean, as at any date of determination, the sum of Consolidated Total Debt and Consolidated Net Worth.

“Consolidated Total Debt” shall mean, as at any date of determination, without duplication, (i) all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, plus (ii) preferred securities that are mandatorily redeemable, or redeemable at the option of the holder, within 10 years of such date of determination, plus (iii) Special Securities but only to the extent of any portion of such Special Securities that would exceed 15% of Consolidated Total Capitalization. Consolidated Total Debt shall exclude the aggregate principal amount of all Consumer Notes outstanding at any time that S&P does not classify the Consumer Notes as financial leverage of the Company or a Subsidiary.

“Consumer Notes” shall mean fixed, floating and index notes issued by any Subsidiary principally engaged in the life insurance business to retail investors whereby the terms of such notes require that the net proceeds to the issuer thereof be utilized to purchase a like amount of assets to be held by such Subsidiary, and whereby the instrument issued is a registered security (and not an insurance contract of any type). Each set of Consumer Notes issued on the same date and which have common terms and a common maturity date is referred to as a tranche of Consumer Notes.

“Credit Default Swap Spread” shall mean, as of any CDS Spread Determination Date, an interpolated composite CDS spread calculated to the Maturity Date (but in any event for a period of not less than one year), utilizing the CDS spreads from the Company’s trading convention CDS curve (i.e. the most liquid and/or widely followed credit default swap curve for the Company’s senior unsecured obligations) as provided by the Reference Pricing Agent to the Administrative Agent and the Company after the close of business on the Business Day immediately preceding such CDS Spread Determination Date, subject at all times to a minimum spread equal to the Minimum CDS Spread and a maximum spread equal to the Maximum CDS Spread. If the Administrative Agent shall determine that adequate and reasonable means do not exist for ascertaining the Credit Default Swap Spread as of any CDS Spread Determination Date, then the Company and the Lenders shall negotiate in good faith for a period of up to thirty days after the Credit Default Swap Spread becomes unavailable (such thirty-day period, the “Negotiation Period”) to agree on an alternative method for establishing the Applicable Percentage. The Applicable Percentage at any CDS Spread Determination Date which falls during the Negotiation Period shall be based upon the then most recently available Credit Default Swap Spread (subject at all times to the Minimum CDS Spread and the Maximum CDS Spread as set forth above). If no such alternative method is agreed upon during the Negotiation Period, the Credit Default Swap Spread at any CDS Spread Determination Date subsequent to the end of the Negotiation Period shall be deemed to be a rate per annum equal to the most recently available Credit Default Swap Spread, increased by (A) 0.25% per annum on the first Business Day following the expiration of the Negotiation Period (the “Initial Rate Increase Date”) and (B) an additional 0.25% per annum at the end of each successive 90-day period following the Initial Rate Increase Date, in each case, so long as the Credit Default Swap Spread remains unavailable and an alternative method for establishing the Applicable Percentage has not been agreed upon by the Company and the Lenders; provided that such Credit Default Swap Spread shall in no event be less than the Minimum CDS Spread or greater than the Maximum CDS Spread).

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“DAC Write-Off” shall have the meaning assigned to such term in Section 5.14.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.23(e), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any LC Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified any Borrower, the Administrative Agent, any LC Issuer or any other Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Company, each LC Issuer and each Lender.

“Effective Date” shall mean the first date on which the conditions set forth in Section 4.02 are satisfied.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event, other than those for which notice is waived; (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is reasonably expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Company or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal from any Multiemployer Plan; (f) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (h) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical status”, within the meaning of Section 432 of the Code or Section 305 of ERISA; and (h) the occurrence of a “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to which the Company or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA), or with respect to which the Company or any such ERISA Affiliate could otherwise be liable.

“Euro” or “€” shall mean the single currency of the Participating Member States.

“Eurocurrency Base Rate” shall mean:

(a) for any Interest Period with respect to a Eurocurrency Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for US Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in US Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Competitive Loan” shall mean any Competitive Loan bearing interest at a rate determined by reference to the Eurocurrency Base Rate in accordance with the provisions of Article II.

“Eurocurrency Loan” shall mean any Eurocurrency Competitive Loan or a Eurocurrency Revolving Loan.

“Eurocurrency Rate” shall mean, for any Interest Period with respect to a Eurocurrency Loan, or a Base Rate Loan the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate	Eurocurrency Base Rate
=	1.00 – Eurocurrency Reserve Percentage

“Eurocurrency Reserve Percentage” shall mean, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Eurocurrency Revolving Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Eurocurrency Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Article VI.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to the Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case that are (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, US Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(g) and (d) any US Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall mean the Amended and Restated Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of August 9, 2007, as amended or modified from time to time, among the Company, the Borrowing Subsidiaries, the Lenders party thereto and Bank of America, N.A., as Administrative Agent.

“Fair Value”, when used with respect to property, shall mean the fair value as determined in good faith by the Board of Directors of the Company.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fees” shall mean the Commitment Fees, the LC Participation Fees and the Administrative Fees.

“Financial Officer” of any corporation shall mean the chief financial officer, principal accounting officer, treasurer, associate or assistant treasurer or director of treasury services of such corporation.

“Fixed Rate Borrowing” shall mean a Borrowing comprised of Fixed Rate Loans.

“Fixed Rate Loan” shall mean any Competitive Loan bearing interest at a fixed percentage rate per annum (the “Fixed Rate”) (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Loan in its Competitive Bid.

“GAAP” shall mean generally accepted accounting principles in the United States, applied on a consistent basis.

“Global Tranche Commitment” shall mean, with respect to each Global Tranche Lender, the commitment of such Global Tranche Lender to make Global Tranche Revolving Loans pursuant to Section 2.01(a) and to acquire participations in Global Tranche Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Global Tranche Lender’s Global Tranche Credit Exposure, as such commitment may be reduced or increased from time to time pursuant to Section 2.12 or assignments by or to such Global Tranche Lender pursuant to Section 9.04. The initial amount of each Global Tranche Lender’s Global Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Global Tranche Lender shall have assumed its Global Tranche Commitment, as the case may be. The aggregate amount of Global Tranche Commitments on the Closing Date is US$1,750,000,000.00.

“Global Tranche Credit Exposure” shall mean, with respect to any Global Tranche Lender at any time, the sum of (a) the aggregate amount of the US Dollar Equivalents of such Global Tranche Lender’s outstanding Global Tranche Revolving Loans and (b) such Global Tranche Lender’s Global Tranche LC Exposure.”

“Global Tranche LC Disbursement” shall mean an LC Disbursement in respect of a Global Tranche Letter of Credit.

“Global Tranche LC Exposure” shall mean, at any time, the sum of (a) the undrawn amounts of all outstanding Global Tranche Letters of Credit at such time plus (b) the amounts of all Global Tranche LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrowers at such time. The Global Tranche LC Exposure of any Lender at any time shall be its Global Tranche Percentage of the aggregate Global Tranche LC Exposure at such time. For purposes of determining the Global Tranche LC Exposure at any time, the amount of any Global Tranche Letter of Credit that, by its terms or the terms of any letter of credit application related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. For all purposes of this Agreement, if on any date of determination a Global Tranche Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Global Tranche Lender” shall mean a Lender with a Global Tranche Commitment or a Global Tranche Credit Exposure.

“Global Tranche Lending Office” shall mean, with respect to any Global Tranche Lender, such office(s) as such Lender (or any Affiliate of such Lender) shall have specified from time to time as its “Global Tranche Lending Office(s)” by notice to the Company and the Administrative Agent. A Global Tranche Lender may designate different Global Tranche Lending Offices for Loans to Global Tranche Borrowers in different jurisdictions.

“Global Tranche Letter of Credit” shall mean a Letter of Credit designated as such by the Company in accordance with Section 2.06.

“Global Tranche Percentage” shall mean, with respect to any Global Tranche Lender at any time, the percentage of the aggregate Global Tranche Commitments represented by such Global Tranche Lender’s Global Tranche Commitment at such time. If the Global Tranche Commitments have expired or been terminated, the Global Tranche Percentages shall be determined on the basis of the Global Tranche Commitments most recently in effect, giving effect to any assignments.

“Global Tranche Revolving Loans” shall mean Loans made by the Global Tranche Lenders pursuant to Section 2.01(a). Each Global Tranche Revolving Loan denominated in US Dollars shall be a Eurocurrency Loan or, at the request of the applicable Borrower as provided herein, a Base Rate Loan. Each Global Tranche Revolving Loan denominated in an Alternative Currency shall be a Eurocurrency Loan.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guaranteed Obligations” shall mean the principal of and interest on the Loans made to, and the due and punctual performance of all other obligations, monetary or otherwise of, the Borrowing Subsidiaries hereunder or under any other Loan Document.

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.22(b).

“Increasing Lender” shall have the meaning assigned to such term in Section 2.22(a).

“Indebtedness” of any person shall mean all indebtedness representing money borrowed, all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, or the deferred purchase price of property (other than trade accounts payable) or any capitalized lease obligation, which in any case is created, assumed, incurred or guaranteed in any manner by such corporation or for which such corporation is responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds to or invest in, others or otherwise); provided, that solely for purposes of the definition of Consolidated Total Debt, Indebtedness shall exclude Special Securities to the extent of any portion thereof that would not account for greater than 15% of Consolidated Total Capitalization.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company or any other Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information” shall have the meaning assigned to such term in Section 9.17.

“Initial Borrowing” shall have the meaning assigned to such term in Section 2.22(b).

“Insurance Subsidiaries” shall mean those Subsidiaries set forth on Schedule 1.01 hereto and any future Subsidiaries principally engaged in one or more of the property, casualty, life insurance and financial services businesses.

“Interest Election Request” shall mean a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” shall mean (a) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date; (b) with respect to any Eurocurrency Loan or Fixed Rate Loan, the last day of each Interest Period applicable thereto and, in the case of a Eurocurrency Loan with an Interest Period of more than three months’ duration or a Fixed Rate Loan with an Interest Period of more than 90 days’ duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months’ duration or 90 days’ duration, as the case may be, been applicable to such Loan and, in addition, the date of any prepayment of such Loan or conversion of such Loan to a Loan of a different Type or Interest Period.

“Interest Period” shall mean (a) as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the applicable Borrower may elect; and (b) as to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bids in which the offers to make the Fixed Rate Loans comprising such Borrowing were extended, which shall not be earlier than seven days after the date of such Borrowing or later than 360 days after the date of such Borrowing; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurocurrency Borrowings only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Joinder Agreement” shall have the meaning assigned to such term in the Secured Letter of Credit Agreement.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.16(b).

“LC Exposure” means a Global Tranche LC Exposure or a US Tranche LC Exposure.

“LC Disbursement” shall mean a payment made by an LC Issuer pursuant to a Letter of Credit.

“LC Issuer” shall mean Bank of America and such other Lenders as may become LC Issuers hereunder from time to time by entering into LC Issuer Agreements with the Company, each in its capacity as an issuer of Letters of Credit hereunder, and the successors of any such person in such capacity as provided in Section 2.06(k). Any LC Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such LC Issuer, in which case the term “LC Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Issuer Agreement” shall mean an LC Issuer Agreement between an LC Issuer, the Administrative Agent and the Company substantially in the form of Exhibit E.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.07(b).

“LC Security Account” shall mean an account established and maintained by a Borrower or a Subsidiary with a Collateral Custodian at an office in the State of New York for the deposit of Collateral, and over which account and all Collateral in such account the Administrative Agent shall have control and the right to issue entitlement orders (as such terms are defined in the Uniform Commercial Code of the State of New York) pursuant to arrangements reasonably satisfactory to the Administrative Agent.

“Lender Affiliate” shall mean, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders” shall mean the persons listed on Schedule 2.01 and any other person that shall have become a Lender pursuant to an Assignment and Assumption or Section 2.22, other than any such person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” shall mean a Global Tranche Lending Office or a US Tranche Lending Office.

“Letter of Credit” shall mean a Global Tranche Letter of Credit or a US Tranche Letter of Credit.

“Letter of Credit Application” shall mean an application and agreement for the issuance, amendment, renewal or extension of a Letter of Credit in the form from time to time in use by the applicable LC Issuer.

“Letter of Credit Expiration Date” shall mean the date that is five Business Days prior to the Maturity Date.

“Licensing Agreement” has the meaning specified in Section 9.20.

“Lien” shall mean, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, security interest, charge or other encumbrance on, of or in such property or asset.

“Loan” shall mean a Competitive Loan or a Revolving Loan, whether made as a Eurocurrency Loan, a Base Rate Loan or a Fixed Rate Loan, as permitted hereby.

“Loan Documents” shall mean this Agreement, the Borrowing Subsidiary Agreements, any promissory notes issued pursuant to Section 9.04(i), the Secured Letter of Credit Agreement, any Joinder Agreements entered into pursuant to Section 2.06(q) and any LC Issuer Agreements.

“London Banking Day” shall mean any day on which dealings in deposits in the relevant currency are conducted by and between banks in the London interbank market.

“Mandatory Cost” shall mean, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.02.

“Margin” shall mean, as to any Eurocurrency Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the Eurocurrency Base Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.

“Margin Regulations” shall mean Regulations T, U and X of the Board as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Margin Stock” shall have the meaning given such term under Regulation U of the Board.

“Markit” shall mean Markit Group, Ltd.

“Material Adverse Effect” shall mean a materially adverse effect on the business, assets, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole.

“Maturity Date” shall mean the earlier of January 6, 2016, and the date of termination in whole of the Commitments pursuant to Section 2.12 or Article VI.

“Maximum CDS Spread” and “Minimum CDS Spread” shall mean on any date the applicable per annum percentage set forth below under the caption “Maximum CDS Spread” or “Minimum CDS Spread” based upon the Ratings in effect on such date:

	September 30,	September 30,	September 30,
	Ratings (S&P/Moody’s)	Maximum CDS Spread	Minimum CDS Spread
Category 1	A/A2 or higher	2.250%	0.750%
Category 2	A-/A3	2.500%	0.875%
Category 3	BBB+/Baa1	2.750%	1.000%
Category 4	BBB/Baa2	3.000%	1.250%
Category 5	BBB-/Baa3	3.250%	1.500%
Category 6	Lower than BBB-/Baa3	3.750%	2.000%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then such Rating Agency shall be deemed to have established a Rating in Category 6; (ii) if the Ratings established or deemed to have been established by Moody’s and S&P shall fall within different Categories, the Maximum CDS Spread and Minimum CDS Spread shall be based on the higher of the two Ratings unless the Ratings differ by two or more Categories, in which case the Maximum CDS Spread and Minimum CDS Spread will be based upon the Category one level above the Category corresponding to the lower Rating; and (iii) if the Ratings established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency. Each change in the Maximum CDS Spread and Minimum CDS Spread shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of Ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Maximum CDS Spread and Minimum CDS Spread shall be determined by reference to the Rating most recently in effect prior to such change or cessation.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any of its successors.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Non-Defaulting Lender” shall mean, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” shall have the meaning assigned to such term in Section 2.06(c).

“Non-US Lender” shall have the meaning assigned to such term in Section 2.20(g).

“Notice of Competitive Bid Request” shall mean a notification made pursuant to Section 2.03(a) in the form of Exhibit A-2 hereto.

“Other Connection Taxes” shall mean with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall have the meaning assigned to such term in Section 2.20(b).

“Participant” shall have the meaning set forth in Section 9.04(f).

“Participant Register” shall have the meaning set forth in Section 9.04(f).

“Participating Member State” shall mean any member state of the European Union that adopts or has adopted, and has not replaced, the Euro as its lawful currency.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor entity performing similar functions.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock” shall mean any capital stock entitled by its terms to a preference (a) as to dividends or (b) upon a distribution of assets.

“Quarterly Statement” shall mean, with respect to any Restricted Subsidiary, the Quarterly Statement of such Restricted Subsidiary required to be filed with the Applicable Insurance Regulatory Authority in accordance with state law, including any exhibits, schedules, certificates or actuarial opinions filed or delivered therewith.

“Rating Agencies” shall mean Moody’s and S&P.

“Ratings” shall mean the ratings from time to time established by the Rating Agencies for senior, unsecured, non-credit-enhanced long-term debt of the Company.

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender (or Transferee) and (c) any LC Issuer, as applicable.

“Reference Pricing Agent” shall mean Markit in its capacity as reference pricing agent or any successor thereto.

“Register” shall have the meaning given such term in Section 9.04(d).

“Reportable Event” shall mean any reportable event as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan .

“Required Lenders” shall mean, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the aggregate Revolving Credit Exposures and unused Commitments at such time; provided that, for all purposes after the Loans become due and payable pursuant to Article VI or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders.

“Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation, the general counsel or chief legal officer of such corporation and any other officer or similar official of such corporation responsible for the administration of the obligations of such corporation in respect of this Agreement.

“Restricted Subsidiary” shall mean any Subsidiary which is incorporated in any state of the United States or in the District of Columbia and which is a regulated insurance company principally engaged in one or more of the property, casualty, life insurance and financial services businesses and which has total assets representing 10% or more of the total assets of the Company and its consolidated Subsidiaries (including such Subsidiary), in each case as set forth on the most recent fiscal year-end balance sheets of such Subsidiary and the Company and its consolidated Subsidiaries, respectively, and computed in accordance with GAAP or SAP. Such Subsidiary must be designated a Restricted Subsidiary in a notice delivered by the Company and certified by a Responsible Officer to the Administrative Agent for distribution to the Lenders. In the event that the aggregate total assets of the Restricted Subsidiaries represent less than 80% of the total assets of the Company and its consolidated Subsidiaries, the Board of Directors of the Company, as evidenced by a resolution of such Board of Directors, shall promptly designate an additional Subsidiary or Subsidiaries (whether or not such Subsidiaries are regulated insurance companies principally engaged in one or more of the property, casualty, life insurance and financial services businesses) as Restricted Subsidiaries in order that, after such designations, the aggregate total assets of the Restricted Subsidiaries represent at least 80% of the total assets of the Company and its consolidated Subsidiaries; provided that all Subsidiaries with total assets of 10% or more of the total assets of the Company and its consolidated Subsidiaries have previously been designated as Restricted Subsidiaries.

“Revaluation Date” shall mean, with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Loan denominated in an Alternative Currency pursuant to Section 2.05, and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall require.

“Revolving Borrowing” shall mean a Global Tranche Revolving Borrowing or a US Tranche Revolving Borrowing.

“Revolving Borrowing Request” shall mean a request made pursuant to Section 2.04 in the form of Exhibit A-5 hereto.

“Revolving Credit Exposure” shall mean a Global Tranche Credit Exposure or a US Tranche Credit Exposure.

“Revolving Loan” shall mean a Global Tranche Revolving Loan or a US Tranche Revolving Loan.

“Same Day Funds” shall mean (a) with respect to disbursements and payments in US Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable LC Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“S&P” shall mean Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or any of its successors.

“SAP” shall mean, with respect to any Insurance Subsidiary, the accounting principles and procedures prescribed or permitted by the Applicable Insurance Regulatory Authority applied on a basis consistent with those that are indicated in Section 1.02.

“SEC” shall mean the Securities and Exchange Commission or any of its successors.

“Secured Letter of Credit” shall mean a Letter of Credit designated as such by the Company as provided in Section 2.06(q).

“Secured Letter of Credit Agreement” shall mean a Secured Letter of Credit Agreement substantially in the form of Exhibit F hereto, with such modifications thereto as the Company and the Administrative Agent shall agree upon.

“Special Securities” shall mean (a) redeemable preferred securities and (b) any other securities for which the Company provides evidence satisfactory to the Administrative Agent that such securities are classified, (1) in the case of such securities issued prior to the Effective Date, on the Effective Date, or (2) in the case of such securities issued after the Effective Date, at the time they are issued, as possessing “intermediate equity content” (either strong or adequate) or “high equity content” by S&P (or the equivalent classification then in effect), that, in the case of clauses (a) and (b), are not redeemable, whether mandatorily or at the option of the holder thereof, sooner than the later of (i) the tenth anniversary of the issuance thereof and (ii) the first anniversary of the Maturity Date; provided that for purposes of clause (b) above, the equity credit treatment given by S&P to any such securities outstanding as of the Effective Date shall be deemed to apply to such securities to the extent such securities remain outstanding, irrespective of any change in the equity credit treatment given by S&P to such securities at any time after the Effective Date (and for the avoidance of doubt, any change in the amount or percentage of the equity credit given to any such security outstanding as of the Effective Date that is contemplated in the equity credit treatment given to such security as of the Effective Date, including without limitation any such change resulting from the life to maturity of such security or the amount of all such securities as a percentage of total adjusted capital (as determined by S&P) shall continue to be given effect after the Effective Date for purposes of clause (b) above).

“Spot Rate” for a currency shall mean the rate determined by the Administrative Agent to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or such LC Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standard Letter of Credit” shall mean a Letter of Credit that is not a Secured Letter of Credit.

“Statement of Actuarial Opinion” shall mean, with respect to the Restricted Subsidiaries, the Statement of Actuarial Opinion required to be filed with the Applicable Insurance Regulatory Authority in accordance with state law or, if such Applicable Insurance Regulatory Authority shall no longer require such a statement, information equivalent to that required to be included in the Statement of Actuarial Opinion that was filed immediately prior to the time such statement was no longer required.

“Sterling” or “£” shall mean the lawful currency of the United Kingdom.

“subsidiary” shall mean, with respect to any person (the “parent”), any corporation, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean a subsidiary of the Company.

“Subsequent Borrowings” shall have the meaning assigned to such term in Section 2.22(b).

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, emission rights, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement used to document transactions of the type specified in clause (a) (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that Swap Contracts shall not include (i) any right, option, warrant or other award made under an employee benefit plan, employment contract or other similar arrangement or (ii) any right, warrant or option or other convertible or exchangeable security or other instrument issued by the Company or any Subsidiary or Affiliate of the Company or any Subsidiary for capital raising purposes.

“TARGET2” shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” shall mean any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, withholdings (including backup withholding) or other charges (other than accounting charges that do not require any payment by the Person subject thereto) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tranche” shall mean a category of Commitments and extensions of credit thereunder. For purposes hereof, each of the following shall comprise a separate Tranche: (a) the Global Tranche Commitments, the Global Tranche Revolving Loans and participations in Letters of Credit attributable to the Global Tranche Commitments (the “Global Tranche”) and (b) the US Tranche Commitments, the US Tranche Revolving Loans and participations in Letters of Credit attributable to the US Tranche Commitments (the “US Tranche”).

“Tranche Percentage” shall mean a Global Tranche Percentage or a US Tranche Percentage.

“Transactions” shall have the meaning assigned to such term in Section 3.02.

“Transferee” shall mean, in respect of any Lender, any transferee or assignee of interests of such Lender, including of a participation in such interests.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined and the currency in which such Loan or the Loans comprising such Borrowing are denominated. For purposes hereof, “Rate” shall include the Eurocurrency Rate, the Eurocurrency Base Rate, the Base Rate and the Fixed Rate, and currency shall include US Dollars and any Alternative Currency.

“USA Patriot Act” shall mean the USA Patriot Improvement and Reauthorization Act, Title III of Pub. L. 109-177, signed in law March 9, 2009, as amended from time to time.

“US Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in US Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in US Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of US Dollars with such Alternative Currency.

“US Dollars” or “US$” shall mean the lawful currency of the United States of America.

“US Lender” shall have the meaning assigned to such term in Section 2.20(i).

“US Tranche Commitment” shall mean, with respect to each US Tranche Lender, the commitment of such US Tranche Lender to make US Tranche Revolving Loans pursuant to Section 2.01(b) and to acquire participations in US Tranche Letters of Credit hereunder, expressed as an amount representing such US Tranche Lender’s maximum US Tranche Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.12 or assignments by or to such US Tranche Lender pursuant to Section 9.04. The initial amount of each US Tranche

Lender’s US Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such US Tranche Lender shall have assumed its US Tranche Commitment, as the case may be. The aggregate amount of US Tranche Commitments on the Closing Date is US$0.00.

“US Tranche Credit Exposure” shall mean, with respect to any US Tranche Lender at any time, the aggregate amount of (a) such US Tranche Lender’s outstanding US Tranche Revolving Loans and (b) such US Tranche Lender’s US Tranche LC Exposure.

“US Tranche LC Disbursement” shall mean an LC Disbursement in respect of a US Tranche Letter of Credit.

“US Tranche LC Exposure” shall mean, at any time, the sum of (a) the undrawn amounts of all outstanding US Tranche Letters of Credit at such time plus (b) the amounts of all US Tranche LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrowers at such time. The US Tranche LC Exposure of any Lender at any time shall be its US Tranche Percentage of the aggregate US Tranche LC Exposure at such time. For purposes of determining the US Tranche LC Exposure at any time, the amount of any US Tranche Letter of Credit that, by its terms or the terms of any Letter of Credit Application related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. For all purposes of this Agreement, if on any date of determination a US Tranche Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“US Tranche Lender” shall mean a Lender with a US Tranche Commitment or a US Tranche Credit Exposure.

“US Tranche Lending Office” shall mean, with respect to any US Tranche Lender, such office(s) as such Lender (or any Affiliate of such Lender) shall have specified from time to time as its “US Tranche Lending Office(s)” by notice to the Company and the Administrative Agent.

“US Tranche Letter of Credit” shall mean a Letter of Credit designated as such by the Company in accordance with Section 2.06.

“US Tranche Percentage” shall mean, with respect to any US Tranche Lender at any time, the percentage of the aggregate US Tranche Commitments represented by such US Tranche Lender’s US Tranche Commitment at such time. If the US Tranche Commitments have expired or been terminated, the US Tranche Percentages shall be determined on the basis of the US Tranche Commitments most recently in effect, giving effect to any assignments.

“US Tranche Revolving Loans” shall mean Loans made by the US Tranche Lenders pursuant to Section 2.01(b). Each US Tranche Revolving Loan shall be a Eurocurrency Loan or a Base Rate Loan.

“Voting Shares” shall mean, as to shares of a particular corporation, outstanding shares of stock of any class of such corporation entitled to vote in the election of directors, excluding shares entitled so to vote only upon the happening of some contingency.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title VI of ERISA.

“Yen” or “¥” shall mean the lawful currency of Japan.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or, to the extent such terms apply to an Insurance Subsidiary, SAP, in each case as in effect from time to time; provided that if at any time any change in GAAP or SAP would affect the computation of any requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request (whether before or at any time after such change), the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP or SAP (subject to the approval of the Required Lenders); provided further that, until so amended, such requirement shall continue to be computed in accordance with GAAP or SAP, as applicable, as in effect immediately prior to such change therein.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Global Tranche Commitments. Subject to the terms and conditions set forth herein, each Global Tranche Lender agrees to make Global Tranche Revolving Loans denominated in US Dollars or any Alternative Currency to the Borrowers from time to time during the Availability Period in principal amounts at any time outstanding that will not result in (i) the aggregate Global Tranche Credit Exposures exceeding the aggregate Global Tranche Commitments, (ii) the Global Tranche Credit Exposure of any Lender exceeding its Global Tranche Commitment or (iii) the sum of the aggregate Revolving Credit Exposures and the aggregate Competitive Loan Exposures exceeding the aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Global Tranche Revolving Loans.

(b) US Tranche Commitments. Subject to the terms and conditions set forth herein, each US Tranche Lender agrees to make US Tranche Revolving Loans denominated in US Dollars to the Borrowers from time to time during the Availability Period in principal amounts at any time outstanding that will not result in (i) the aggregate US Tranche Credit Exposures exceeding the aggregate US Tranche Commitments, (ii) the US Tranche Credit Exposure of any Lender exceeding its US Tranche Commitment or (iii) the sum of the aggregate Revolving Credit Exposures and the aggregate Competitive Loan Exposures exceeding the aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow US Tranche Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Global Tranche Revolving Loan shall be made as part of a Global Tranche Borrowing consisting of Global Tranche Revolving Loans of the same Type and currency made by the Global Tranche Lenders ratably in accordance with their respective Global Tranche Commitments. Each US Tranche Revolving Loan shall be made as part of a US Tranche Borrowing consisting of US Tranche Revolving Loans of the same Type made by the US Tranche Lenders ratably in accordance with their respective US Tranche Commitments. The failure of any Lender to make any Revolving Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.03.

(b) Each Competitive Borrowing shall be comprised entirely of Eurocurrency Competitive Loans or Fixed Rate Loans. Subject to Section 2.11, (i) each Revolving Borrowing denominated in US Dollars shall be comprised entirely of Eurocurrency Loans or Base Rate Loans and (ii) each Revolving Borrowing denominated in any Alternative Currency shall be comprised entirely of Eurocurrency Loans. Each Lender at its option may make any Loan or issue any Letter of Credit by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan or issue such Letter of Credit; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time. For purposes of the foregoing, Borrowings of different Tranches, denominated in different currencies or having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Competitive Borrowing shall be in an aggregate principal amount that is an integral multiple of US$1,000,000 and not less than US$5,000,000. At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of US$5,000,000 and not less than US$20,000,000; provided that a Base Rate Borrowing under any Tranche may, subject to Section 2.01(a)(iii) or Section 2.01(b)(iii), as the case may be, be in an aggregate amount that is equal to the entire unused balance of the Commitments under such Tranche or in the amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e) Subject to Section 2.05, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency to the Administrative Agent’s Office, not later than (i) in the case of a Loan in US Dollars, 12:00 noon, New York City time and (ii) in the case of a Loan in an Alternative Currency, the Applicable Time, and the Administrative Agent shall as promptly as reasonably practicable credit the amounts so received to the account or accounts specified from time to time in one or more notices delivered by the Company to the Administrative Agent; provided that Base Rate Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable LC Issuer. If a Borrowing shall not occur on the proposed date thereof because any condition precedent herein specified shall not have been met, the Administrative Agent shall return the amounts so received to the respective Lenders. Competitive Loans shall be made by the Lender or Lenders whose Competitive Bids therefor are accepted pursuant to Section 2.03 in the amounts so accepted. Revolving Loans shall be made by the Lenders pro rata in accordance with their applicable Commitments as provided in Section 2.17. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount in the required currency. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon in such currency, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight funds. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

SECTION 2.03. Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time until the earlier of the Maturity Date and the termination of the Commitments, each Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans, in each case denominated in US Dollars; provided that, notwithstanding anything to the contrary contained in this Agreement, in no event may Competitive Loans be borrowed if, after giving effect thereto (and to any concurrent repayment or prepayment of Loans), the sum of the aggregate Revolving Credit Exposures and the aggregate Competitive Loan Exposures would exceed the aggregate Commitments then in effect. In order to request Competitive Bids, a Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Competitive Bid Request in the form of Exhibit A-1 hereto, to be received by the Administrative Agent (i) in the case of a Eurocurrency Competitive Loan, not later than 11:00 a.m., New York City time, four Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day before a proposed Competitive Borrowing. No Base Rate Loan shall be requested in, or made pursuant to, a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the format of Exhibit A-1 hereto may be rejected in the Administrative Agent’s sole discretion, and the Administrative Agent shall promptly notify the applicable Borrower of such rejection by telecopy. Each Competitive Bid Request shall refer to this Agreement and specify (x) whether the Borrowing then being requested is to be a Eurocurrency Borrowing or a Fixed Rate Borrowing, (y) the date of such Borrowing (which shall be a Business Day) and the aggregate principal amount thereof, which shall be in a minimum principal amount of US$5,000,000 and in an integral multiple of US$1,000,000, and (z) the Interest Period with respect thereto (which may not end after the Maturity Date). Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall telecopy to the Lenders a Notice of Competitive Bid Request inviting the Lenders to bid, on the terms and conditions of this Agreement, to make Competitive Loans.

(b) Each Lender invited to bid may, in its sole discretion, make one or more Competitive Bids to the applicable Borrower responsive to such Borrower’s Competitive Bid Request. Each Competitive Bid by a Lender must be received by the Administrative Agent by telecopy, in the form of Exhibit A-3 hereto, (i) in the case of a Eurocurrency Competitive Loan, not later than 10:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the day of a proposed Competitive Borrowing. A Lender may submit multiple bids to the Administrative Agent. Competitive Bids that do not conform substantially to the format of Exhibit A-3 may be rejected by the Administrative Agent, and the Administrative Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (x) the principal amount (which shall be in a minimum principal amount of US$5,000,000 and in an integral multiple of US$1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested) of the Competitive Loan or Loans that the Lender is willing to make, (y) the Competitive Bid Rate or Rates at which the Lender is prepared to make the Competitive Loan or Loans, and (z) the Interest Period and the last day thereof. If any Lender invited to bid shall elect not to make a Competitive Bid, such Lender shall so notify the Administrative Agent by telecopy (I) in the case of Eurocurrency Competitive Loans, not later than 10:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing and (II) in the case of Fixed Rate Loans, not later than 10:30 a.m., New York City time, on the day of a proposed Competitive Borrowing; provided, however, that failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Loan as part of such Competitive Borrowing. A Competitive Bid submitted by a Lender pursuant to this paragraph (b) shall be irrevocable.

(c) The Administrative Agent shall as promptly as practicable notify the applicable Borrower, by telecopy, of all the Competitive Bids made, the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each bid. The Administrative Agent shall send a copy of all Competitive Bids to the applicable Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section 2.03.

(d) The applicable Borrower may in its sole and absolute discretion, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid referred to in paragraph (c) above. The applicable Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in the form of a Competitive Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject any of or all the bids referred to in paragraph (c) above not more than one hour after it shall have been notified of such bids by the Administrative Agent pursuant to such paragraph (c); provided, however, that (i) the failure of the applicable Borrower to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph (c) above; (ii) the applicable Borrower shall not accept a bid made at a particular Competitive Bid Rate if it has decided to reject a bid made at a lower Competitive Bid Rate; (iii) the aggregate amount of the Competitive Bids accepted by the applicable Borrower shall not exceed the principal amount specified in the Competitive Bid Request; (iv) if the applicable Borrower shall accept a bid or bids made at a particular Competitive Bid Rate but the amount of such bid or bids shall cause the total amount of bids to be accepted to exceed the amount specified in the Competitive Bid Request, then the applicable Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance, in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate; and (v) except pursuant to clause (iv) above, no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of US$5,000,000 and an integral multiple of US$1,000,000; provided further, however, that if a Competitive Loan must be in an amount less than US$5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of US$1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of US$1,000,000 in a manner which shall be in the discretion of the applicable Borrower. A notice given pursuant to this paragraph (d) shall be irrevocable.

(e) The Administrative Agent shall promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopy, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted.

(f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such bid directly to the applicable Borrower one quarter of an hour earlier than the latest time at which the other Lenders are required to submit their bids to the Administrative Agent pursuant to paragraph (b) above.

(g) All notices required by this Section 2.03 shall be given in accordance with Section 9.01.

SECTION 2.04. Revolving Borrowing Procedure. In order to request a Revolving Borrowing, a Borrower shall hand deliver or telecopy to the Administrative Agent’s Office a duly completed Revolving Borrowing Request in the form of Exhibit A-5 hereto (i) in the case of a Eurocurrency Revolving Borrowing denominated in US Dollars, not later than 10:30 a.m., New York City time, three Business Days before such Borrowing, (ii) in the case of a Eurocurrency Revolving Borrowing denominated in an Alternative Currency, not later than 10:30 a.m., New York City time, four Business Days before such Borrowing and (iii) in the case of a Base Rate Borrowing (including a Base Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e)), not later than 10:30 a.m., New York City time, on the day of such Borrowing. No Fixed Rate Loan shall be requested or made pursuant to a Revolving Borrowing Request. Such notice shall be irrevocable and shall in each case specify (A) the amount and currency of the Borrowing then being requested, (B) if such Borrowing is to be denominated in US Dollars, whether such Borrowing is to be a Eurocurrency Revolving Borrowing or a Base Rate Borrowing; (C) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (D) if such Borrowing is to be a Eurocurrency Revolving Borrowing, the Interest Period with respect thereto. If no election as to the currency of the Borrowing is specified, then the requested Borrowing shall be denominated in US Dollars. If no election as to the Type of Borrowing is specified for a Borrowing denominated in US Dollars, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period with respect to any Eurocurrency Revolving Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any other provision of this Agreement to the contrary, no Revolving Borrowing shall be requested if the Interest Period with respect thereto would end after the Maturity Date. The Administrative Agent shall promptly advise each of the Lenders of any notice given pursuant to this Section 2.04 and of each Lender’s portion of the requested Borrowing.

SECTION 2.05. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Revolving Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Revolving Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement. The Borrower may elect different options with respect to different portions of the applicable affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, a Borrower shall notify the Administrative Agent’s Office of such election by telephone by the time and date that a Revolving Borrowing Request would be required under Section 2.04 if such Borrower were requesting a Borrowing of the currency and Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent’s Office of a written Interest Election Request in a form approved by the Administrative Agent and signed by a Financial Officer on behalf of the applicable Borrower. Notwithstanding any other provision of this Section, a Borrower shall not be permitted to (i) change the currency of any Borrowing or (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d).

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Type of the resulting Borrowing; and

(iv) if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If by any such Interest Election Request a Borrower requests a Eurocurrency Borrowing but does not specify an Interest Period, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, (i) in the case of a Eurocurrency Borrowing denominated in US Dollars, such Borrowing shall be converted to a Base Rate Borrowing and (ii) in the case of any other Eurocurrency Borrowing such Borrowing shall become due and payable on the last day of such Interest Period.

(f) Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in US Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in US Dollars shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Rate Revolving Borrowing denominated in an Alternative Currency shall be continued as a Eurocurrency Rate Borrowing with an Interest Period of one month at the end of the Interest Period applicable thereto.

SECTION 2.06. Letters of Credit. (a) General. (i)Subject to the terms and conditions set forth herein, (A) each LC Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.06, (1) from time to time on any Business Day until the earlier of the Letter of Credit Expiration Date and the date of the termination of the Commitments hereunder, to issue Global Tranche Letters of Credit and US Tranche Letters of Credit (and to amend, renew or extend Letters of Credit previously issued by it), in each case denominated in US Dollars (x) for the account of any Borrower or (y) so long as the Company is a co-applicant with respect to such Letter of Credit, for the account of any Subsidiary (and the Company shall be deemed the sole account party in respect of such Letter of Credit for purposes of this Agreement notwithstanding the listing of any Subsidiary as an account party or applicant with respect to such Letter of Credit), and (2) to honor drawings under the Letters of Credit in accordance with the terms of such Letters of Credit; (B) the Global Tranche Lenders severally agree to participate in Global Tranche Letters of Credit issued hereunder and any drawings thereunder and (C) the US Tranche Lenders severally agree to participate in US Tranche Letters of Credit issued hereunder and any drawings thereunder; provided that, notwithstanding anything to the contrary contained in this Agreement, in no event shall a Letter of Credit be issued, amended, renewed or extended if, after giving effect thereto, (w) the aggregate amount of the LC Exposures would exceed US$250,000,000; (x) in the case of a Global Tranche Letter of Credit, the aggregate Global Tranche Credit Exposures would exceed the aggregate Global Tranche Commitments, (y) in the case of a US Tranche Letter of Credit, the aggregate US Tranche Credit Exposures would exceed the aggregate US Tranche Commitments or (z) the sum of the aggregate Revolving Credit Exposures and the aggregate Competitive Loan Exposures would exceed the aggregate Commitments. Each request by a Borrower for the issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to be a representation and warranty by such Borrower that such issuance, amendment, renewal or extension of Letter of Credit, as so requested, complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) An LC Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such LC Issuer from issuing such Letter of Credit, or any law applicable to such LC Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such LC Issuer shall prohibit, or request that such LC Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such LC Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such LC Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such LC Issuer any material unreimbursed loss, cost or expense which was not applicable on the Effective Date;

(B) the issuance of such Letter of Credit would violate one or more policies of general applicability of such LC Issuer;

(C) except as otherwise agreed by the Administrative Agent and such LC Issuer, such Letter of Credit is in an initial stated amount less than US$100,000; or

(D) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iii) An LC Issuer shall not amend any Letter of Credit if such LC Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(iv) An LC Issuer shall be under no obligation to amend any Letter of Credit if (A) such LC Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) An LC Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such LC Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by such LC Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and any other documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included such LC Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such LC Issuer.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable LC Issuer) to the applicable LC Issuer and the Administrative Agent (at least two Business Days in advance of the requested date of issuance, amendment, renewal or extension) a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower, requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the account party or parties with respect to such Letter of Credit, the Class of such Letter of Credit, the name and address of the beneficiary thereof, the documents to be presented by such beneficiary in case of any drawing thereunder, the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder and such other information as the LC Issuer may reasonably require to prepare, amend, renew or extend such Letter of Credit. Additionally, such Borrower also shall furnish to the LC Issuer and the Administrative Agent such other documents and information pertaining to such requested issuance, amendment, renewal or extension of Letter of Credit as the LC Issuer or the Administrative Agent may reasonably require.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the Letter of Credit Expiration Date; provided that if the applicable Borrower so requests in the applicable Letter of Credit Application, the applicable LC Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”). Any such Auto-Extension Letter of Credit must permit the LC Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. The applicable Borrower shall not be required to make a specific request to the LC Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the LC Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the LC Issuer shall not permit any such extension if the LC Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of this Section 2.06 or otherwise).

(d) Participations. (i) By the issuance of a Global Tranche Letter of Credit (or an amendment to a Global Tranche Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable LC Issuer or the Global Tranche Lenders, the LC Issuer hereby grants to each Global Tranche Lender, and each Global Tranche Lender hereby acquires from the LC Issuer, a participation in such Letter of Credit equal to such Lender’s Global Tranche Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Global Tranche Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the LC Issuer, such Lender’s Global Tranche Percentage of each LC Disbursement under such Letter of Credit made by the LC Issuer and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Global Tranche Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Global Tranche Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Global Tranche Letter of Credit, the occurrence and continuance of a Default or reduction or termination of the Global Tranche Commitments or any other occurrence, event or condition, whether or not similar to any of the foregoing, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(ii) By the issuance of a US Tranche Letter of Credit (or an amendment to a US Tranche Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable LC Issuer or the US Tranche Lenders, the LC Issuer hereby grants to each US Tranche Lender, and each US Tranche Lender hereby acquires from the LC Issuer, a participation in such Letter of Credit equal to such Lender’s US Tranche Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each US Tranche Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the LC Issuer, such Lender’s US Tranche Percentage of each LC Disbursement under such Letter of Credit made by the LC Issuer and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each US Tranche Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of US Tranche Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any US Tranche Letter of Credit, the occurrence and continuance of a Default or reduction or termination of the US Tranche Commitments or any other occurrence, event or condition, whether or not similar to any of the foregoing, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(iii) Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (d) in respect of Global Tranche Letters of Credit or US Tranche Letters of Credit, as applicable, is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default or Event of Default, any reduction or termination of the Commitments or any fluctuation in currency values, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable LC Issuer shall be entitled to rely, and shall not incur any liability for relying, upon the representations and warranties of the applicable Borrower made pursuant to Section 4.01 unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, renewed or extended (or, in the case of an automatic renewal permitted pursuant to paragraph (c) of this Section, at least one Business Day prior to the time by which the election not to extend must be made by the applicable LC Issuer), a majority in interest of the Lenders that would acquire participations in such Letter of Credit pursuant to this clause (d) shall have notified such LC Issuer (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.01(b) or 4.01(c) would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any LC Issuer shall have received any such notice, it shall have no obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e) Reimbursement. If an LC Issuer shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, (i) on the Business Day immediately following the day on which such Borrower receives notice of such LC Disbursement, if such notice is received prior to or at 12:00 noon, New York City time, on the day of receipt, or (ii) two Business Days after the day on which such Borrower receives such notice, if such notice is received after 12:00 noon, New York City time, on the day of receipt; provided that the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.04 that such payment be financed with a Base Rate Borrowing in an equivalent amount and, to the extent so financed, the obligation of such Borrower to make such payment shall be discharged and replaced by the resulting Base Rate Borrowing. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each applicable Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Global Tranche Percentage or US Tranche Percentage, as applicable, thereof. Promptly following receipt of such notice, each Global Tranche Lender or US Tranche Lender, as applicable, shall pay to the Administrative Agent its Global Tranche Percentage or US Tranche Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.02(e) with respect to Loans made by such Lender (and Section 2.02(e) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the LC Issuer the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the LC Issuer or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the LC Issuer, then to such Lenders and the LC Issuer as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the LC Issuer for any LC Disbursement (other than the funding of Base Rate Loans as contemplated above)

shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The obligations of the applicable Borrowers to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, including the following:

(i) any lack of validity or enforceability of any Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of any Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting), the LC Issuer or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by any Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(iv) any payment by an LC Issuer under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by an LC Issuer under any Letter of Credit to any person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.

(g) Role of LC Issuers. Each Lender and each Borrower agrees that, in making any LC Disbursement, no LC Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the person executing or delivering any such document. None of the LC Issuers, the Administrative Agent, any of their respective Affiliates, any partners, directors, officers, employees, agents and advisors of the foregoing nor any correspondent, participant or assignee of any LC Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct, as determined by a final and nonappealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude each Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the LC Issuers, the Administrative Agent, any of their respective Affiliates, any partners, directors, officers, employees, agents and advisors of the foregoing or any correspondent, participant or assignee of any LC Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.06(f); provided, however, that anything in such clauses to the contrary notwithstanding, the applicable Borrower may have a claim against an LC Issuer, and an LC Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the LC Issuer’s willful misconduct or gross negligence or the LC Issuer’s willful failure to pay under any Letter of Credit issued for its account after the presentation to it by the beneficiary of a sight draft and any certificate strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an LC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, and the LC Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(h) Disbursement Procedures. Each LC Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it. The LC Issuer shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the LC Issuer has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse the LC Issuer and the Lenders with respect to any such LC Disbursement at the time it is required to do so under paragraph (e) of this Section.

(i) Interim Interest. If an LC Issuer shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date on which such LC Disbursement is made to but excluding the date on which such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if such Borrower fails to reimburse such LC Disbursement (including with the proceeds of a Base Rate Borrowing) at the time required under paragraph (e) of this Section, then Section 2.10 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable LC Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the LC Issuer shall be for the account of such Lender to the extent of such payment.

(j) Replacement of LC Issuers. Each LC Issuer may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced LC Issuer and the successor LC Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an LC Issuer. At the time any such replacement shall become effective, each Borrower shall pay all unpaid fees accrued for the account of the replaced LC Issuer pursuant to Section 2.07(c). From and after the effective date of any such replacement, (i) the successor LC Issuer shall have all the rights and obligations of an LC Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “LC Issuer” shall be deemed to refer to such successor or to any previous LC Issuer, or to such successor and all previous LC Issuers, as the context shall require. After the replacement of an LC Issuer hereunder, the replaced LC Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an LC Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k) Designation of Additional LC Issuers. From time to time, the Company may by notice to the Administrative Agent and the Lenders designate as additional LC Issuers one or more Lenders (or Affiliates of Lenders) that agree to serve in such capacity as provided below. The acceptance by a Lender (or an Affiliate of a Lender) of any appointment as an LC Issuer hereunder shall be evidenced by an LC Issuer Agreement, which shall be executed by such Lender (or Affiliate), the Company and the Administrative Agent and, from and after the effective date of such agreement, (i) such Lender (or Affiliate) shall have all the rights and obligations of an LC Issuer under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “LC Issuer” shall be deemed to include such Lender in its capacity as an LC Issuer.

(l) LC Issuer Reports. Unless otherwise agreed by the Administrative Agent, each LC Issuer shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such LC Issuer issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the Class, currency and aggregate face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof shall have changed), it being agreed that such LC Issuer shall not effect any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit without first obtaining confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such LC Issuer makes any LC Disbursement, the Class of such LC Disbursement and the date and amount of such LC Disbursement, (iii) on any Business Day on which a Borrower fails to reimburse an LC Disbursement required to be reimbursed to such LC Issuer on such day, the date of such failure and the Class and amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such LC Issuer; provided that no such report shall be required if the LC Issuer or its Affiliate is also acting as the Administrative Agent.

(m) Cash Collateralization. If any Event of Default under clause (b) or (c) of Article VI shall occur and be continuing, or if the Administrative Agent, at the request of the Required Lenders, shall have accelerated the maturity of the Loans pursuant to Article VI, then, on the Business Day that the applicable Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing greater than 50% of the total LC Exposures) demanding the deposit of cash collateral pursuant to this paragraph, the applicable Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to (i) the aggregate amount of the LC Exposures as of such date attributable to Letters of Credit issued for the account of such Borrower plus any accrued and unpaid interest thereon minus (ii) any amount of the LC Exposures secured by Collateral on deposit in any LC Security Account, but only to the extent the aggregate Collateral Value of such Collateral is at least equal to such amount of the related LC Exposure; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (g) or (h) of Article VI. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the applicable Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in money market investments at the option and sole discretion of the Administrative Agent and at the risk and expense of the applicable Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the LC Issuers for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposures at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposures representing greater than 50% of the total LC Exposures), be applied to satisfy other obligations of the applicable Borrower under this Agreement. If the applicable Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.

(n) Applicability of ISP. Unless otherwise expressly agreed by the LC Issuer and the applicable Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

(o) Conflict with Letter of Credit Applications. Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict between the terms and conditions hereof and the terms and conditions of any Letter of Credit Application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, an LC Issuer related to any Letter of Credit, the terms and conditions hereof shall control. No provision of any Letter of Credit Application shall have the effect of imposing on the Company any obligations in respect of the reimbursement of LC Disbursements in excess of those set forth in this Agreement.

(p) Letter of Credit Issued for Subsidiaries. The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit requested by it for the account of any Subsidiary under Section 2.06(a), the Company will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of LC Participation Fees and other fees due under Section 2.07(c) to the same extent as if it were the sole account party in respect of such Letter of Credit requested by it (the Company hereby irrevocably waiving any defense that might otherwise be available to it as a guarantor of the obligations of any Subsidiary that shall be a joint account party in respect of any such Letter of Credit). The Company acknowledges that the issuance of such Letters of Credit inures to the benefit of the Company, and that the business of the Company derives substantial benefits from the business of each such Subsidiary.

(q) Secured Letters of Credit. The Company may from time to time designate any Letter of Credit issued at its request for the account of a Subsidiary (as contemplated by paragraph (a) of this Section) as a Secured Letter of Credit by written notice to the Administrative Agent and the applicable LC Issuer; provided that at the time of or prior to such designation (A) the Company shall have executed and delivered to the Administrative Agent a Secured Letter of Credit Agreement and (B) the Company shall have caused the applicable Subsidiary to (1) execute and deliver to the Administrative Agent a Joinder Agreement under which it shall become a party to the Secured Letter of Credit Agreement and (2) deliver, pursuant to such Secured Letter of Credit Agreement and for deposit in such LC Security Account as the Administrative Agent shall specify, as security for the reimbursement of LC Disbursements under such Secured Letter of Credit and the payment of accrued interest thereon, Collateral with an aggregate Adjusted Collateral Value at least equal to the portion of the LC Exposure attributable to such Secured Letter of Credit. If any drawing shall be made under a Secured Letter of Credit then, unless the applicable Subsidiary (or the Company) shall have reimbursed such LC Disbursement directly, the Administrative Agent shall liquidate Collateral deposited by such Subsidiary in the applicable LC Security Account and apply the proceeds thereof to reimburse the applicable LC Issuer or the Lenders, as the case may be, for such LC Disbursement and any interest accrued thereon; provided that the Company shall remain fully obligated for any portion of any such LC Disbursement for which the LC Issuer or the Lenders shall not be reimbursed through the application of Collateral or proceeds thereof as provided herein, whether as a result of any insufficiency of such Collateral, any defect in the rights of the Administrative Agent with respect thereto or otherwise.

SECTION 2.07. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”), which shall accrue at the Applicable Commitment Fee Rate on the daily unused amount of each Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which such Commitment terminates, commencing on the first such date to occur after the date hereof. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees, the Commitment of either Class of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans of such Class and the LC Exposure of such Class of such Lender (and any Competitive Loans shall be disregarded for such purpose).

(b) Each Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a participation fee with respect to such Lender’s participations in Letters of Credit issued at the request of such Borrower (the “LC Participation Fee”), accruing at the Applicable Percentages applicable to such Letters of Credit on the daily amounts of such Lender’s LC Exposures (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to such Letters of Credit during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitments terminate and the date on which such Lender ceases to have any LC Exposure, and (ii) to each LC Issuer (A) a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrowers and such LC Issuer on the average daily amount of the LC Exposures attributable to Letters of Credit issued by such LC Issuer at the request of such Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, and (B) such LC Issuer’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued at the request of such Borrower or processing of drawings thereunder. LC Participation Fees and fronting fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the LC Issuers pursuant to this paragraph shall be payable on demand. All LC Participation Fees and fronting fees shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Company agrees to pay to the Administrative Agent, for its own account, the administrative and other fees separately agreed to by the Company and the Administrative Agent (the “Administrative Fees”).

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Administrative Fees shall be paid pursuant to paragraph (c) above. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby agrees that the outstanding principal balance of each Revolving Loan shall be payable on the Maturity Date and that the outstanding principal balance of each Competitive Loan shall be payable on the last day of the Interest Period applicable thereto. Each Loan shall bear interest on the outstanding principal balance thereof as set forth in Section 2.09.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall (i) maintain accounts in which it will record (A) the amount of each Loan made hereunder, the currency of each Loan, the Borrower of each Loan, the Type of each Loan made and the Interest Period applicable thereto; (B) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder; and (C) the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof and (ii) provide a summary to the Company in writing on a quarterly basis.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.08 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

SECTION 2.09. Interest on Loans. (a) Subject to the provisions of Section 2.10, the Loans comprising each Eurocurrency Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days (or 365 days in the case of Eurocurrency Loans denominated in Sterling)) at a rate per annum equal to (i) in the case of each Eurocurrency Revolving Loan, the Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage for Eurocurrency Loans from time to time in effect plus, in the case of a Eurocurrency Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost (in which case the Eurocurrency Reserve Percentage shall be excluded); and (ii) in the case of each Eurocurrency Competitive Loan, the Eurocurrency Base Rate for the Interest Period in effect for such Borrowing plus the Margin offered by the Lender making such Loan and accepted by the applicable Borrower pursuant to Section 2.03.

(b) Subject to the provisions of Section 2.10, the Loans comprising each Base Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Base Rate plus the Applicable Percentage for Base Rate Loans.

(c) Subject to the provisions of Section 2.10, each Fixed Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the fixed rate of interest offered by the Lender making such Loan and accepted by the applicable Borrower pursuant to Section 2.03.

(d) Interest on each Loan shall be payable in arrears on each Interest Payment Date applicable to such Loan except as otherwise provided in this Agreement. The applicable Eurocurrency Rate, Eurocurrency Base Rate or Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.10. Default Interest. If a Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, such Borrower shall on demand from time to time from the Administrative Agent pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at the rate per annum (computed as provided in Section 2.09(b)) at the time applicable to Base Rate Loans plus 2% per annum.

SECTION 2.11. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing, the Administrative Agent shall have commercially reasonably determined (i) that deposits in the currency and principal amounts of the Eurocurrency Loans comprising such Borrowing are not generally available in the London interbank market or (ii) that reasonable means do not exist for ascertaining the Eurocurrency Rate, then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, an affected Eurocurrency Borrowing shall be ineffective, (ii) any affected Eurocurrency Borrowing shall (A) if denominated in US Dollars, be continued as a Base Rate Borrowing, or (B) otherwise, bear interest, from and after the end of the immediately preceding Interest Period applicable thereto, at the rate per annum determined by the Administrative Agent to be representative of the Lenders’ cost of funding the applicable Loans (with the applicable Borrower and each Lender agreeing that the Administrative Agent may make such determination in any manner it determines is reasonable, and that such determination shall be conclusive) plus the Applicable Percentage plus, in the case of a Eurocurrency Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State, the Mandatory Cost and (iii) any Borrowing Request for an affected Eurocurrency Borrowing shall (A)

in the case of a Borrowing denominated in US Dollars, be deemed to be a request for a Base Rate Borrowing or (B) in all other cases, be ineffective. Each determination by the Administrative Agent hereunder shall be made in good faith and shall be conclusive absent manifest error.

SECTION 2.12. Termination and Reduction of Commitments. (a) The Commitments shall be automatically terminated on the Maturity Date.

(b) Upon at least three Business Days’ prior irrevocable telecopy notice to the Administrative Agent, the Company may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments of any Class; provided, however, that (i) each partial reduction of the Commitments of a Class shall be in an integral multiple of US$10,000,000 and in a minimum principal amount of US$50,000,000, (ii) no such termination or reduction shall be made (A) which would reduce the aggregate Commitments of a Class to an amount less than the sum of the aggregate Revolving Credit Exposures of such Class, (B) which would reduce the aggregate Commitments to an amount less than the sum of the aggregate Revolving Credit Exposures and the aggregate Competitive Loan Exposures or (C) which would reduce any Lender’s Commitment of a Class to an amount that is less than such Lender’s Revolving Credit Exposure of such Class and (iii) any such notice of termination of the Commitments of any Class may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of other transactions, in which case such notice may be revoked or the effectiveness thereof extended by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) Each reduction in the Commitments of a Class hereunder shall be made ratably among the Lenders of such Class in accordance with their respective Commitments of such Class. The Borrowers shall pay to the Administrative Agent for the account of the Lenders, on the date of each reduction or termination of any Commitments, the Commitment Fees on the amount of the Commitments terminated accrued through the date of such termination or reduction.

SECTION 2.13. Prepayment. (a) Each Borrower shall have the right at any time and from time to time to prepay any Revolving Borrowing, in whole or in part, upon giving telecopy notice (or telephone notice promptly confirmed by telecopy) to the Administrative Agent’s Office: (i) before the Applicable Time specified by the Administrative Agent, three Business Days prior to prepayment, in the case of Eurocurrency Revolving Loans; and (ii) before 10:00 a.m., New York City time, one Business Day prior to prepayment, in the case of Base Rate Loans; provided, however, that (A) each partial prepayment shall be in an amount which is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and (B) any such notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of other transactions, in which case such notice may be revoked or the effectiveness thereof extended by the applicable Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. No prepayment may be made in respect of any Competitive Borrowing.

(b) On the date of any termination or reduction of the Commitments of a Class pursuant to Section 2.12, the Borrowers shall pay or prepay so much of the Revolving Borrowings as shall be necessary in order that, after giving effect to such termination or reduction, (i) the Revolving Credit Exposures of such Class will not exceed the aggregate Commitments of such Class and (ii) the sum of the Competitive Loan Exposures and Revolving Credit Exposures will not exceed the aggregate Commitments.

(c) If the aggregate Revolving Credit Exposures of a Class shall exceed the total Commitments of such Class, then (i) if any Revolving Borrowings of such Class shall be outstanding, then, (A) on the last day of any Interest Period for any Eurocurrency Revolving Borrowing of such Class and (B) on each other day on which any Base Rate Revolving Borrowing of such Class shall be outstanding, the Borrowers shall prepay such Revolving Borrowings in an aggregate amount equal to the lesser of (x) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Loans on such day) and (y) the amount of the applicable Borrowings referred to in clause (A) or (B), as applicable, and (ii) if no Revolving Borrowings of such Class are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.06(m) in an aggregate amount equal to the lesser of (A) the amount equal to such excess and (B) the aggregate amount of the LC Exposures of such Class. If the total Revolving Credit Exposure of a Class on the last day of any month shall exceed 105% of the total Commitments of such Class, then the Borrowers shall, not later than the next Business Day, prepay one or more Revolving Borrowings of such Class (and, if no Revolving Borrowings of such Class are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.06(m)) in the amount necessary to eliminate such excess.

(d) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the applicable Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein. All prepayments under this Section 2.13 shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments of Eurocurrency Revolving Loans shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein, if after the Effective Date any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any such reserve requirement reflected in the Eurocurrency Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost) or LC Issuer;

(ii) impose on any Lender or LC Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participations by such Lender therein; or

(iii) subject any Lender or LC Issuer to any Taxes (other than Indemnified Taxes or Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or on its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or to increase the cost to such Lender or any LC Issuer of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or LC Issuer hereunder (whether of principal, interest or otherwise) by an amount reasonably deemed by such Lender or LC Issuer, as the case may be, to be material, then such additional amount or amounts as will compensate such Lender or LC Issuer, as the case may be, for such additional costs or reduction will be paid by the Borrowers to such Lender or LC Issuer upon demand. Notwithstanding the foregoing, no Lender shall be entitled to request compensation under this paragraph with respect to any Competitive Loan if the Change in Law giving rise to such request was applicable to such Lender at the time of submission of the Competitive Bid pursuant to which such Competitive Loan was made and such Lender shall have been aware of the additional cost of making such Competitive Loan resulting therefrom.

(b) If any Lender or LC Issuer shall have determined that Change in Law regarding capital adequacy or liquidity has or would have the effect of reducing the rate of return on (i) the capital of such Lender or LC Issuer or the holding company of such Lender or LC Issuer, as the case may be, as a consequence of this Agreement, such Lender’s Commitments the Loans made by or participations in Letters of Credit held by such Lender, or the Letters of Credit issued by such LC Issuer, pursuant hereto to a level below that which such Lender or LC Issuer or the holding company of such Lender or LC Issuer, as the case may be, could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or LC Issuer’s policies and the policies of the holding company of such Lender or LC Issuer with respect to capital adequacy) by an amount reasonably deemed by such Lender or LC Issuer, as the case may be, to be material, then from time to time such additional amount or amounts as will compensate such Lender or LC Issuer or the holding company of such Lender or LC Issuer for such reduction will be paid by the Borrowers to such Lender or LC Issuer, as the case may be.

(c) A certificate of any Lender or LC Issuer setting forth such amount or amounts as shall be necessary to compensate such Lender or LC Issuer or its holding company, as applicable, as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure on the part of any Lender or LC Issuer to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s or LC Issuer’s right to demand compensation with respect to such period or any other period; provided, however, that no Lender or LC Issuer shall be entitled to compensation under this Section 2.14 for any costs incurred or reductions suffered more than 90 days prior to the date that such Lender or LC Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or LC Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan in any currency or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan, or shall limit the convertibility into US Dollars of any Alternative Currency (or make such conversion commercially impracticable), then, by written notice to the Company and to the Administrative Agent, such Lender may:

(i) declare that Eurocurrency Loans in the affected currency will not thereafter be made by such Lender hereunder, whereupon (A) if the affected currency shall be US Dollars, such Lender shall not submit a Competitive Bid in response to a request for a Eurocurrency Competitive Loan, and any request for a Eurocurrency Revolving Loan in the affected currency shall, as to such Lender only, be deemed a request for a Base Rate Loan, and (B) if the affected currency is an Alternative Currency, any request for a Eurocurrency Borrowing in such currency shall be disregarded, unless such declaration shall be subsequently withdrawn; and

(ii) (A) if the affected currency shall be US Dollars, require that all outstanding Eurocurrency Loans in US Dollars made by it be converted to Base Rate Loans, in which event all such Eurocurrency Loans in US Dollars shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below, and (B) if the affected currency shall be an Alternative Currency, require that all outstanding Eurocurrency Loans made by it in such currency be promptly prepaid, in which event all such Eurocurrency Loans shall be promptly prepaid

In the event any Lender shall exercise its rights under subparagraph (i) or (ii) above with respect to Eurocurrency Loans in US Dollars, all payments and prepayments of principal which would otherwise have been applied to repay the Eurocurrency Loans that would have been made by such Lender or the converted Eurocurrency Loans, of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans.

(b) For purposes of this Section 2.15, a notice by any Lender shall be effective as to each Eurocurrency Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurocurrency Loan; in all other cases such notice shall be effective on the date of receipt.

SECTION 2.16. Indemnity. The Borrowers shall indemnify each Lender against any out-of-pocket loss or expense which such Lender sustains or incurs as a consequence of (a) any failure to borrow or to refinance, convert or continue any Loan hereunder after irrevocable notice of such borrowing, refinancing, conversion or continuation has been given pursuant to Section 2.03, 2.04 or 2.05 (for a reason other than the failure of such Lender to make a Loan required to be made by it); (b) any payment, prepayment or conversion, or assignment required under Section 2.21, of a Eurocurrency Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period, if any, applicable thereto; (c) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise); or (d) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurocurrency Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, refinanced or not borrowed (assumed to be the Eurocurrency Base Rate applicable thereto) for the period from the date of such payment, prepayment, refinancing or failure to borrow or refinance to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow or refinance, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed or refinanced for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error.

SECTION 2.17. Pro Rata Treatment. Except as required under Sections 2.15 and 2.21, (a) each payment or prepayment of principal of any Revolving Borrowing, each refinancing or conversion of any Revolving Borrowing with a Revolving Borrowing of any Type and each payment of interest on the Revolving Loans comprising any Revolving Borrowing shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of the Loans made by them as part of such Borrowing, (b) each payment to reimburse Lenders’ participations in LC Disbursements shall be allocated pro rata among the Lenders in accordance with the respective amounts of their participations in such LC Disbursements, (c) each payment of the Commitment Fees and each reduction of the Commitments shall be allocated pro rata among the Lenders in accordance with their respective Commitments and (d) each payment of the LC Participation Fees shall be allocated pro rata among the Lenders in accordance with their respective LC Exposures pursuant to the terms of Section 2.07(b).

Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing. Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Borrowing. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole unit of the applicable currency.

SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Revolving Loan or Loans or participations in LC Disbursements as a result of which the unpaid principal portion of its Revolving Loans or participations in LC Disbursements shall be proportionately less than the unpaid principal portion of the Revolving Loans or participations in LC Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Revolving Loans or participations in LC Disbursements of such other Lender, so that the aggregate unpaid principal amount of the Revolving Loans and participations in LC Disbursements held by each Lender, after giving effect to all such purchases, shall be in the same proportion to the aggregate unpaid principal amount of all Revolving Loans and participations in LC Disbursements then outstanding as the principal amount of its Revolving Loans and participations in LC Disbursements prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Revolving Loans and participations in LC Disbursements outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Any Lender holding a participation deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing to such Lender by reason thereof as fully as if such Lender had made a Revolving Loan, or acquired participation in a LC Disbursement, in the amount of such participation.

SECTION 2.19. Payments. (a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable

Administrative Agent’s Office in US Dollars and in Same Day Funds not later than 2:00 p.m., New York City time, on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any law or regulation from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in US Dollars in the US Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its applicable share of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., New York City time, in the case of payments in US Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day (except for purposes of determining whether an Event of Default has occurred) and any applicable interest or fee shall continue to accrue.

(b) Except as otherwise set forth herein with respect to Eurocurrency Loans, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(c) If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent or any LC Issuer, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.02(e), 2.06(d), 2.06(e), 2.20(l) and 9.05(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.

SECTION 2.20. Taxes. (a) Any and all payments to the Lenders, the LC Issuers and the Administrative Agent hereunder shall, to the extent permitted by applicable laws, be made free and clear of and without deduction for any and all Indemnified Taxes. If any Borrower or the Administrative Agent shall be required to deduct or withhold any Indemnified Taxes from or in respect of any sum payable hereunder to any Lender, any LC Issuer or the Administrative Agent, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions or withholdings of Indemnified Taxes (including deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 2.20) such Lender or LC Issuer or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions or withholding been made; (ii) such Borrower or the Administrative Agent shall make such deductions or withholdings; and (iii) such Borrower or the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document, excluding such Taxes that are Other Connection Taxes imposed as a result of an Assignment and Assumption (other than an assignment pursuant to a request by the Borrower under Section 2.21(b)) (“Other Taxes”).

(c) The Borrowers shall indemnify each Lender, each LC Issuer and the Administrative Agent for the full amount of Indemnified Taxes paid by such Lender, such LC Issuer or the Administrative Agent, as the case may be, and any penalties, interest and reasonable expenses (including reasonable attorneys’ fees and expenses)) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority. If a Borrower determines in its reasonable judgment that a reasonable basis exists for contesting an Indemnified Tax, the Lender, the LC Issuer, or the Administrative Agent, as the case may be, shall reasonably cooperate with the Borrower (at the Borrower’s expense) in challenging such Indemnified Tax; provided, that such Lender or LC Issuer or the Administrative Agent shall not be required to initiate any legal proceeding against any Governmental Authority or to take any other action that in its judgment would result in any material disadvantage to it. A reasonably detailed certificate as to the amount of such payment or liability prepared by a Lender, an LC Issuer or the Administrative Agent (on its own behalf or on behalf of a Lender or an LC Issuer), absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date any Lender or LC Issuer or the Administrative Agent, as the case may be, makes written demand therefor, which written demand shall be made within 60 days of the date such Lender or LC Issuer or the Administrative Agent receives written demand for payment of such Indemnified Taxes from the relevant Governmental Authority.

(d) If a Lender or LC Issuer or the Administrative Agent shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Indemnified Taxes as to which it has been indemnified by the Borrowers, or with respect to which the Borrowers have paid additional amounts, pursuant to this Section 2.20, it shall promptly notify the Company of the availability of such refund claim and shall, within 30 days after receipt of a request by the Company, make a claim to such Governmental Authority for such refund at the Borrowers’ expense. If a Lender or LC Issuer or the Administrative Agent receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Indemnified Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.20, it shall within 30 days from the date of such receipt pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.20 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender (or Transferee) or LC Issuer or the Administrative Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrowers, upon the request of such Lender or LC Issuer or the Administrative Agent, agree to repay the amount paid over to the Borrowers (plus penalties, interest or other charges imposed by the relevant Governmental Authority, other than penalties, interest or charges attributable to gross negligence or willful misconduct) to such Lender or LC Issuer or the Administrative Agent in the event such Lender or LC Issuer or the Administrative Agent is required to repay such refund to such Governmental Authority.

(e) As soon as practicable after the date of any payment of Indemnified Taxes by the Borrowers or by the Administrative Agent to the relevant Governmental Authority, the Borrowers will deliver to the Administrative Agent, or the Administrative Agent will deliver to the Borrowers, as the case may be, at its address referred to in Section 9.01, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

(f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.20 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(g) Each Lender (or Transferee) that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a “Non-US Lender”) shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, two original signed copies of either United States Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-US Lender claiming exemption from US Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Non-US Lender delivers a Form W-8BEN, a certificate representing that such Non-US Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-US Lender claiming complete exemption from, or reduced rate of, US Federal withholding tax on payments by the Borrowers under this Agreement. Such forms shall be delivered by each Non-US Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-US Lender changes its applicable lending office by designating a different lending office (a “New

Lending Office”). In addition, each Non-US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-US Lender. Notwithstanding any other provision of this Section 2.20(g), a Non-US Lender shall not be required to deliver any form pursuant to this Section 2.20(g) that such Non-US Lender is not legally able to deliver. If a payment made to a Lender under any Loan Document would be subject to US Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) The Borrowers shall not be required to indemnify any Non-US Lender, or to pay any additional amounts to any Non-US Lender, in respect of United States Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-US Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-US Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Company; and provided further, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-US Lender to comply with the provisions of paragraph (g) above.

(i) Each Lender (or Transferee) that is a United States person, as defined in Section 7701(a)(30) of the Code (a “US Lender”), and has not otherwise established that it is an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) for which withholding is not required shall deliver, on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder), to the

Company (with a copy to the Administrative Agent) two accurate and complete original signed copies of Internal Revenue Service Form W-9 or any successor form that such person is entitled to provide at such time in order to comply with and establish an exemption from United States back-up withholding requirements. In addition, each US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such US Lender. The Borrowers shall not be required to indemnify any US Lender, or to pay any additional amounts to any US Lender, in respect of United States Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such US Lender to comply with the provisions of this paragraph (i).

(j) Nothing contained in this Section 2.20 shall require any Lender (or Transferee) or LC Issuer or the Administrative Agent to make available any of its tax returns (or any other information relating to its Taxes that it deems to be confidential or proprietary).

(k) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender hereunder or under any other Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

SECTION 2.21. Duty to Mitigate; Assignment of Commitments Under Certain Circumstances. (a) Any Lender or LC Issuer claiming any indemnity payments or additional amounts payable pursuant to Section 2.14 or Section 2.20 or exercising its rights under Section 2.15 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Company or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payments or additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the determination of such Lender or LC Issuer, be otherwise disadvantageous to such Lender or LC Issuer.

(b) In the event that (i) any Lender shall have delivered a notice or certificate pursuant to Section 2.14 or 2.15, (ii) the Company shall be required to make additional payments to any Lender under Section 2.20, (iii) any Lender shall be a

Defaulting Lender or (iv) any Lender shall have failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.07 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Required Lenders (or, in circumstances where Section 9.07 does not require the consent of the Required Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, the Company shall have the right, upon notice to such Lender and the Administrative Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all interests, rights and obligations contained hereunder to another financial institution which shall assume such obligations; provided that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority, (ii) the Company shall have received the prior written consent to such assignment of the Administrative Agent and each LC Issuer, which consent shall not unreasonably be withheld, and (iii) the assignee or the Borrowers, as the case may be, shall pay to the affected Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made, and participations in LC Disbursements acquired, by it hereunder and all other amounts accrued for its account or owed to it hereunder.

SECTION 2.22. Increase in Commitments. (a) The Company may at any time and from time to time, by written notice to the Administrative Agent (which shall promptly deliver a copy to the applicable Lenders) executed by the Company and one or more financial institutions (any such financial institution referred to in this Section being called an “Increasing Lender”), which may include any Lender, cause new Global Tranche Commitments or US Tranche Commitments to be extended by the Increasing Lenders (or cause the existing Global Tranche Commitments or US Tranche Commitments of the Increasing Lenders to be increased, as the case may be) in an amount for each Increasing Lender (which shall not be less than US$5,000,000) set forth in such notice; provided that (i) the new Commitments and increases in existing Commitments pursuant to this paragraph shall not be greater than US$1,000,000,000 in the aggregate during the term of this Agreement and shall not be less than US$10,000,000 (or any portion of such US$1,000,000,000 aggregate amount remaining unused) for any such increase, (ii) each Increasing Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and each LC Issuer (which approval shall not be unreasonably withheld) and (iii) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form satisfactory to the Administrative Agent and the Company (an “Accession Agreement”). New Commitments and increases in Commitments shall become effective on the date specified in the applicable notices delivered pursuant to this paragraph. Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party, (i) such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder and (ii) Schedule 2.01 shall be deemed to have been amended to reflect the Commitment or Commitments of such Increasing Lender as provided in such Accession Agreement. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender)

pursuant to this paragraph shall become effective unless (i) the Administrative Agent shall have received documents consistent with those delivered under Section 4.02(b) and (c), giving effect to such increase and (ii) on the effective date of such increase, the conditions set forth in Sections 4.01(b) and (c) shall be satisfied (with all references in such paragraphs to a Credit Event being deemed to be references to such increase) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company.

(b) On the effective date (the “Increase Effective Date”) of any increase in the Commitments of any Tranche pursuant to paragraph (a) above (a “Commitment Increase”), (i) the aggregate principal amount of the Revolving Borrowings of such Tranche outstanding (the “Initial Borrowings”) immediately prior to the Commitment Increase on the Increase Effective Date shall be deemed to be paid, (ii) each Increasing Lender that shall have had a Commitment under such Tranche prior to the Commitment Increase shall pay to the Administrative Agent in same day funds (in the applicable currencies), an amount equal to the difference between (A) the product of (1) such Lender’s applicable Tranche Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of each Subsequent Borrowing (as hereinafter defined) and (B) the product of (1) such Lender’s applicable Tranche Percentage (calculated without giving effect to the Commitment Increase) multiplied by (2) the amount of each Initial Borrowing, (iii) each Increasing Lender that shall not have had a Commitment under such Tranche prior to the Commitment Increase shall pay to Administrative Agent in same day funds (in the applicable currencies) an amount equal to the product of (1) such Increasing Lender’s applicable Tranche Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of each Subsequent Borrowing, (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Lender (in the applicable currencies) the portion of such funds that is equal to the difference between (A) the product of (1) such Lender’s applicable Tranche Percentage (calculated without giving effect to the Commitment Increase) multiplied by (2) the amount of each Initial Borrowing and (B) the product of (1) such Lender’s applicable Tranche Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of each Subsequent Borrowing, (v) after the effectiveness of the Commitment Increase, the applicable Borrower shall be deemed to have made new Borrowings (the “Subsequent Borrowings”) in amounts (in the currencies of the Initial Borrowings) equal to the amounts of the Initial Borrowings and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.04, (vi) each Lender shall be deemed to hold its applicable Tranche Percentage of each Subsequent Borrowing (calculated after giving effect to the Commitment Increase) and (vii) the Borrower shall pay each Lender any and all accrued but unpaid interest on its Loans comprising the Initial Borrowings. The deemed payments made pursuant to clause (i) above shall be subject to compensation by the applicable Borrower pursuant to the provisions of Section 2.16 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto.

(c) Notwithstanding the foregoing, no increase in any Commitments (or in any Commitment of any Lender) or addition of a new Lender shall become effective under this Section 2.22 unless, (i) on the Increase Effective Date, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company; (ii) no reduction of the Total Commitment shall have occurred prior to the Increase Effective Date; and (iii) the Administrative Agent shall have received (with sufficient copies for each of the Lenders) documents consistent with those delivered on the Effective Date under clauses (b) and (c) of Section 4.02 as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such increase.

SECTION 2.23. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Commitment Fees shall cease to accrue on the unused Commitments of such Defaulting Lender pursuant to Section 2.07(a);

(b) the Commitments, the Revolving Credit Exposures and the aggregate principal amount of outstanding Competitive Bid Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.07); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.07, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) if any LC Exposure of any Class exists at the time such Lender becomes a Defaulting Lender then:

(i) the LC Exposure of such Class of such Defaulting Lender (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.06(d) and 2.06(e)) shall be reallocated among the Non-Defaulting Lenders with Commitments of such Class ratably in accordance with their respective Commitments of such Class, but only to the extent the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures of such Class plus such Defaulting Lender’s LC Exposure of such Class does not exceed the sum of all Non-Defaulting Lenders’ Commitments of such Class;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrowers shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the LC Issuers the portion of such Defaulting Lender’s LC Exposure of the applicable Class that has not been reallocated as set forth in such clause in accordance with the procedures set forth in Section 2.06(m) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay LC Participation Fees pursuant to Section 2.12(b) with respect to the portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the applicable Lenders pursuant to Section 2.07(b) shall be adjusted to give effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure that is subject to reallocation pursuant to clause (i) above is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any LC Issuer or any other Lender hereunder, all LC Participation Fees payable under Section 2.07(b) with respect to such portion of its LC Exposure shall be payable to the LC Issuers (and allocated among them ratably based on the amount of such portion of the LC Exposure of such Defaulting Lender attributable to Letters of Credit issued by each LC Issuer) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, no LC Issuer shall be required to issue, amend, renew or extend any Letter of Credit of an applicable Class unless, in each case, it is satisfied that, after giving effect to such funding or issuance, amendment, renewal or extension, the Defaulting Lender’s LC Exposure of each applicable Class will be fully covered by the Commitments of such Class of the Non-Defaulting Lenders, after giving effect to the reallocation of participating interests in any such issued, amended, renewed or extended Letter of Credit in accordance with clause (c)(i) above and/or cash collateral in respect of such Letter of Credit is provided by the Borrowers in accordance with clause (c)(ii) above.

(e) In the event that the Administrative Agent, the Company and each LC Issuer each agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the applicable Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitments and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for the Lenders to hold such Loans ratably in accordance with their applicable Commitments; provided that no adjustments will be made retroactively with respect to fees accrued while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to each of the Lenders that:

SECTION 3.01. Organization; Powers. Each Borrower and each of the Restricted Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted; (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect; and (d) in the case of each Borrower, has the corporate power and authority to execute, deliver and perform its obligations under the Loan Documents and to borrow hereunder and thereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by the Borrowers of this Agreement and any promissory notes issued pursuant to Section 9.04(i) (and by the Borrowing Subsidiaries of each Borrowing Subsidiary Agreement) and the Borrowings and the issuances of Letters of Credit hereunder (collectively, the “Transactions”) (a) have been duly authorized by all requisite corporate action and (b) will not (i) violate (A) any provision of any law, statute, rule or regulation (including the Margin Regulations) or of the certificate of incorporation or other constitutive documents or by-laws of the Borrowers, (B) any order of any Governmental Authority or (C) any provision of any indenture or other agreement evidencing Indebtedness or, except for violations that could not reasonably be expected to result in a Material Adverse Effect or to affect adversely the rights or interests of the Lenders, any agreement or other instrument to which any Borrower is a party or by which it or any of its property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture or other agreement evidencing Indebtedness or, except for conflicts, breaches or defaults that could not reasonably be expected to result in a Material Adverse Effect or to affect adversely the rights or interests of the Lenders, any other agreement or other instrument to which any Borrower is a party or by which it or any of its property is or may be bound, or (iii) result in the creation or imposition of any lien upon any property or assets of any Borrower.

SECTION 3.03. Enforceability. This Agreement and each Loan Document to which a Borrower is a party constitutes a legal, valid and binding obligation of each such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or advance filing with or other action by any Governmental

Authority, other than those which have been taken, given or made, as the case may be, is or will be required with respect to any Borrower in connection with the Transactions.

SECTION 3.05. Financial Statements. (a) The Company has heretofore furnished to the Administrative Agent and the Lenders (through the posting on Intralinks) copies of its consolidated balance sheet and statements of operations, cash flow and stockholders’ equity as of and for the year ended December 31, 2010 and the nine months ended September 30, 2011. Such financial statements present fairly, in all material respects, the consolidated financial condition and the results of operations of the Company and the Subsidiaries as of such dates and for such periods in accordance with GAAP or SAP, as applicable.

(b) As of the Effective Date, there has been no material adverse change in the consolidated financial condition of the Company and the Subsidiaries taken as a whole from the financial condition reported in the financial statements referenced in paragraph (a) of this Section 3.05.

SECTION 3.06. Litigation; Compliance with Laws. (a) Except as disclosed on Schedule 3.06 or in the Company’s public filings with the SEC prior to the date hereof, there are no actions, proceedings or investigations filed or (to the knowledge of any Responsible Officer of the Company) threatened against any Borrower or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which question the validity or legality of this Agreement, the Transactions or any action taken or to be taken pursuant to this Agreement and no order or judgment has been issued or entered restraining or enjoining any Borrower or any Subsidiary from the execution, delivery or performance of this Agreement nor is there any other action, proceeding or investigation filed or (to the knowledge of any Responsible Officer of the Company) threatened against any Borrower or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which would be reasonably likely to result in a Material Adverse Effect or materially restrict the ability of any Borrower to comply with its obligations under the Loan Documents.

(b) To the knowledge of any Responsible Officer of the Company, neither any Borrower nor any Subsidiary is in violation of any law, rule or regulation (including any law, rule or regulation relating to the protection of the environment or to employee health or safety), or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would be reasonably likely to result in a Material Adverse Effect.

(c) No exchange control law or regulation materially restricts any Borrower from complying with its obligations in respect of any Loan or otherwise under this Agreement.

SECTION 3.07. Federal Reserve Regulations. (a) Neither any Borrower nor any Subsidiary that will receive proceeds of the Loans hereunder is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to refund indebtedness originally incurred for such purpose, or for any other purpose which in each case entails a violation of, or which is inconsistent with, the provisions of the Margin Regulations.

SECTION 3.08. Investment Company Act. No Borrower is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 (the “1940 Act”). While certain subsidiaries of Hartford Life Insurance Company are “investment companies” as defined in the 1940 Act, the transactions contemplated by this Agreement will not violate or require any approval under such Act or any regulations promulgated pursuant thereto.

SECTION 3.09. Use of Proceeds. All proceeds of the Loans and the Letters of Credit shall be used for the purposes referred to in the recitals to this Agreement.

SECTION 3.10. Full Disclosure; No Material Misstatements. No report, financial statement, other written information or other information transmitted orally during a formal presentation, furnished by or on behalf of any Borrower to the Administrative Agent or any Lender pursuant to this Agreement or in connection with the arrangement, syndication and closing of the credit facilities established hereby, other than information of a general economic or industry-specific nature, contains or will contain any material misstatement of fact or omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading (except that as to any projections or other forward-looking information, the Company represents only that such information has been or will be prepared in good faith based on assumptions believed to be reasonable at the time made, it being understood that such projections and other forward-looking information are not to be viewed as factual and are not a guarantee of future performance, and that actual results may differ materially from projected results).

SECTION 3.11. Taxes. Each Borrower and each of the Restricted Subsidiaries have filed or caused to be filed all Federal, state and local tax returns which are required to be filed by them, and have paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by any of them, other than (a) any taxes or assessments the validity of which is being contested in good faith by appropriate proceedings, and with respect to which appropriate accounting reserves have to the extent required by GAAP or SAP, as applicable, been set aside or (b) to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.12. Employee Pension Benefit Plans. The present aggregate value of accumulated benefit obligations of all unfunded and underfunded pension plans (including other post-retirement benefit plans) of the Company and its Subsidiaries (based on those assumptions used for disclosure in corporate financial statements in accordance with GAAP) did not, as of December 31, 2010, exceed by more than US$1,091,000,000 the value of the assets of all such plans. The Company has recorded this amount in its consolidated balance sheet for the year ended December 31, 2010.

ARTICLE IV

Conditions of Lending

SECTION 4.01. All Credit Events. The obligation of each Lender to make Loans and of each LC Issuer to issue, amend, renew or extend Letters of Credit hereunder (each, a “Credit Event”) is subject to the satisfaction of the following conditions:

(a) On the date of each Credit Event, the Administrative Agent shall have received a notice of such Credit Event as required by Section 2.03, Section 2.04 or Section 2.06, as applicable.

(b) On the date of each Credit Event, the representations and warranties set forth in Article III hereof (other than the representations and warranties set forth in Section 3.05(b) and Section 3.06(a)) shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) At the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. Conditions to Effectiveness. The obligations of the Lenders to make Loans and of the LC Issuers to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.07):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion of David C. Robinson, Esq., dated the Effective Date and addressed to the Lenders, to the effect set forth in Exhibit C hereto.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Borrower, the authorization of this

Agreement and the transactions contemplated hereby and any other legal matters relating to the Borrowers, the Loan Documents, this Agreement or the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent.

(d) All principal, interest, fees and other amounts accrued for the accounts of or owed to the Lenders under the Existing Credit Agreement (whether or not due at the time) shall have been paid in full, the commitments under such Agreement shall have expired or been terminated and all letters of credit issued thereunder shall have expired, and the Administrative Agent shall have received satisfactory evidence thereof.

(e) The Administrative Agent, the Arrangers and each Lender shall have received all fees due and payable on or prior to the Effective Date required to be paid by the Borrowers in connection with this Agreement under any commitment letter or fee letter entered into in connection with the credit facility established hereby (including fees, charges and disbursements of counsel).

(f) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto. Each Lender that has executed this Agreement and that is a lender under the Existing Credit Agreement shall be deemed to have waived the requirement under Section 2.12 of the Existing Credit Agreement for three Business Days’ advance notice of the termination of the Existing Credit Agreement contemplated by such Section.

SECTION 4.03. First Borrowing by Each Borrowing Subsidiary. The obligation of each Lender to make Loans to any Borrowing Subsidiary shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.07):

(a) the Administrative Agent and each Lender shall have received, not less than 10 days prior to the date of the first proposed Borrowing by such Borrowing Subsidiary, a copy of the Borrowing Subsidiary Agreement executed by such Borrowing Subsidiary.

(b) The Administrative Agent and each Lender shall have received (i) all documentation and other information related to such Borrowing Subsidiary required by the Administrative Agent and each Lender under applicable “know your customer” or similar identification rules and regulations, including the USA Patriot Act, and (ii) such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Borrowing Subsidiary and the authorization of the Transactions insofar as they relate to such Borrowing Subsidiary, all in form and substance satisfactory to the Administrative Agent and its counsel.

ARTICLE V

Covenants

A. Affirmative Covenants. Each Borrower covenants and agrees with each Lender and the Administrative Agent that so long as any Commitments hereunder remain in effect, any principal of or interest on any Loan remains outstanding and unpaid, any Letter of Credit remains outstanding, any LC Disbursement remains unreimbursed or any Fees or any other amounts payable hereunder remain unpaid, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of the Subsidiaries to:

SECTION 5.01. Existence. In the case of each Borrower, do or cause to be done all things necessary to cause such Borrower and each of its Restricted Subsidiaries (a) to preserve and keep in full force and effect its corporate existence, except as expressly permitted under Section 5.10, and (b) to preserve its rights and franchises to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Business and Properties. In the case of the Borrowers and the Restricted Subsidiaries, comply with all applicable laws, rules, regulations and orders of any Governmental Authority (including any of the foregoing relating to the protection of the environment or to employee health and safety), whether now in effect or hereafter enacted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03. Financial Statements, Reports, etc. In the case of the Company, furnish to the Administrative Agent, with sufficient copies (or with an electronic copy) to be distributed by the Administrative Agent to each Lender:

(a) within 90 days after the end of each fiscal year, its consolidated balance sheet and the related consolidated statements of income and cash flows showing its consolidated financial condition as of the close of such fiscal year and the consolidated results of its operations during such year, all audited by Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by the Company and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present in all material respects its financial condition and results of operations on a consolidated basis in accordance with GAAP or SAP, as applicable (it being agreed that the requirements of this paragraph may be satisfied by the delivery pursuant to paragraph (e) below of an annual report on Form 10-K containing the foregoing);

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related consolidated statements of income and cash flows showing its consolidated financial condition as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting in all material respects its financial condition and results of operations and cash flows on a consolidated basis in accordance with GAAP or SAP, as applicable, subject to normal year-end audit adjustments (it being agreed that the requirements of this paragraph may be satisfied by the delivery pursuant to paragraph (e) below of a quarterly report on Form 10-Q containing the foregoing);

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (A) certifying that (1) no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (2) to such Financial Officer’s knowledge, as of the date of such certificate, S&P does not classify the aggregate principal amount of Consumer Notes as financial leverage of the Company or a Subsidiary and (B) setting forth (1) each Standard Letter of Credit and Secured Letter of Credit outstanding as of the end of such fiscal year or fiscal quarter and (2) each item of Collateral on deposit in each LC Security Account, and the Collateral Value and Adjusted Collateral Value thereof, as of the end of such fiscal year or fiscal quarter;

(d) as soon as available and in any event within 90 days after the end of each fiscal year and, in the case of clause (ii), within 60 days after the end of each of the first three fiscal quarters of each fiscal year, (i) the Statement of Actuarial Opinion of each of the Restricted Subsidiaries for such fiscal year as filed with the Applicable Insurance Regulatory Authority and (ii) the Annual Statement or Quarterly Statement, as applicable, of each of the Restricted Subsidiaries for such fiscal year or fiscal quarter as filed with the Applicable Insurance Regulatory Authority, together with, in the case of the statements delivered pursuant to clause (ii) above, a certificate of a Financial Officer to the effect that such statements present fairly in all material respects the statutory assets, liabilities, capital and surplus, results of operations and cash flows of such Insurance Subsidiary in accordance with SAP;

(e) promptly after the same become publicly available, copies of all reports on forms 10-K, 10-Q and 8-K filed by it with the SEC, or any Governmental Authority succeeding to any of or all the functions of the SEC, or, in the case of the Company, copies of all reports distributed to its shareholders, as the case may be;

(f) promptly, from time to time, such other information as any Lender shall reasonably request through the Administrative Agent; and

(g) concurrently with any delivery of financial statements under paragraph (a) or (b) above, calculations of the financial tests referred to in Sections 5.13 and 5.14.

Information required to be delivered pursuant to this Section 5.03 shall be deemed to have been delivered to the Lenders on the date on which the Company provides written notice to the Administrative Agent that such information has been posted on the Company’s website on the Internet at http://www.thehartford.com or is available on the website of the SEC at http://www.sec.gov (to the extent such information has been posted or is available as described in such notice); provided that the Company shall deliver paper copies of such information to any Lender that requests such delivery within 5 Business Days after such request. Information required to be delivered pursuant to this Section 5.03 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.04. Insurance. In the case of the Company and each Restricted Subsidiary, keep its material insurable properties adequately insured at all times by financially sound and reputable insurers, and maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses (it being understood that the Company and the Restricted Subsidiaries may self-insure to the extent customary with companies similarly situated and in the same or similar businesses).

SECTION 5.05. Obligations and Taxes. In the case of the Company and each Restricted Subsidiary, pay, satisfy or otherwise discharge promptly when due all taxes, assessments and governmental charges imposed upon it or upon its income or profits or in respect of its property, as well as all other material liabilities, in each case before the same shall become delinquent or in default and before penalties accrue thereon, unless and to the extent (a) that the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP or SAP, as applicable, have been set aside or (b) the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Notices. Promptly upon a Responsible Officer of the Company obtaining knowledge thereof, give the Administrative Agent, to be distributed by the Administrative Agent to each Lender, written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto; and

(b) any change in any of the Ratings.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain financial records in accordance with GAAP or SAP, as applicable, and, upon reasonable notice, at all reasonable times, permit any authorized representative designated by the Administrative Agent to visit and inspect the properties of the Company and of any Restricted Subsidiary and to discuss the affairs, finances and condition of the Company and the Restricted Subsidiaries with a Financial Officer of the Company and such other officers as the Company shall deem appropriate.

SECTION 5.08. Employee Benefits. (a) Comply with the applicable provisions of ERISA and the Code, except in each case where any such non-compliance could not reasonably be expected to have a Material Adverse Effect and (b) furnish to the Administrative Agent and each Lender as soon as possible after, and in any event within 30 days after any Responsible Officer of any Borrower knows that, any ERISA Event has occurred that, alone or together with any other ERISA Event known to have occurred, could reasonably be expected to result in liability of such Borrower in an aggregate amount exceeding US$100,000,000 in any year, a statement of a Financial Officer of such Borrower setting forth details as to such ERISA Event and the action, if any, that such Borrower proposes to take with respect thereto.

SECTION 5.09. Use of Proceeds. Use the proceeds of the Loans and the Letters of Credit only for the purposes set forth in the preamble to this Agreement.

B. Negative Covenants. Each Borrower covenants and agrees with each Lender and the Administrative Agent that so long as any Commitments hereunder remain in effect, any principal of or interest on any Loan remains outstanding and unpaid, any Letter of Credit remains outstanding, any LC Disbursement remains unreimbursed or any Fees or any other amounts payable hereunder remain unpaid, unless the Required Lenders shall otherwise consent in writing, it will not, and will not cause or permit any of the Subsidiaries to:

SECTION 5.10. Consolidations, Mergers, and Sales of Assets. In the case of the Company and the Restricted Subsidiaries, consolidate or merge with or into any other person or sell, lease or transfer all or substantially all of its property and assets, or agree to do any of the foregoing, unless (a) no Default or Event of Default has occurred and is continuing or would have occurred immediately after giving effect thereto and (b) in the case of a consolidation or merger or transfer of assets involving the Company and in which the Company is not the surviving corporation or sells, leases or transfers all or substantially all of its property and assets, the surviving corporation or person purchasing, leasing or receiving such property and assets is organized in the United States of America or a state thereof and agrees to be bound by the terms and provisions applicable to the Company hereunder.

SECTION 5.11. Limitations on Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including the capital stock of any Subsidiary) now owned or hereafter acquired by it, or sell or transfer or create any Lien on any income or revenues or rights in respect thereof (other than any sale or transfer of such income, revenues or rights in connection with a permitted sale or transfer of a division, business unit or other property or asset generating such income, revenues or rights); provided, however, that this covenant shall not apply to any of the following:

(a) any Lien on any fixed or capital asset hereafter acquired, constructed or improved by the Company or any Subsidiary which is created or assumed to secure or provide for the payment of any part of the purchase price of such property or asset or the cost of such construction or improvement, or any mortgage, pledge or other lien on any property or asset existing at the time of acquisition thereof; provided, however, that such Lien shall not extend to any other property owned by the Company or any Subsidiary;

(b) any Lien existing upon any property or asset of a company which is merged with or into or is consolidated into, or substantially all the assets or shares of capital stock of which are acquired by, the Company or a Subsidiary, at the time of such merger, consolidation or acquisition; provided that such Lien shall not have been created in contemplation of such transaction and shall not extend to any other property or asset, other than improvements to the property or asset subject to such Lien;

(c) any pledge or deposit to secure payment of workers’ compensation or insurance premiums, or in connection with tenders, bids, contracts (other than contracts for the payment of money) or leases;

(d) any pledge of, or other Lien upon, any assets as security for the payment of any tax, assessment or other similar charge imposed by any Governmental Authority or public body, or as security required by law or any governmental regulation as a condition to the transaction of any business or the exercise of any privilege or right;

(e) any Lien required in connection with the institution by the Company or a Subsidiary of any legal or equitable proceeding to enforce a right or to obtain a remedy claimed in good faith by the Company or a Subsidiary, or required in connection with any order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge; or the making of any deposit with or the giving of any form of security to any governmental agency or any body created or approved by law or governmental regulation that is required (i) in order to entitle the Company or a Subsidiary to maintain self-insurance or to participate in any fund in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or to share in any provisions or other benefits provided for companies participating in any such arrangement or (ii) for liability on insurance of credits or other risks;

(f) any mechanics’, carriers’, workmen’s, repairmen’s, or other like Liens, if arising in the ordinary course of business, in respect of obligations which are not overdue or liability for which is being contested in good faith by appropriate proceedings;

(g) any Lien on property in favor of the United States of America, or of any agency, department or other instrumentality thereof, to secure partial, progress or advance payments pursuant to the provisions of any contract, other than with respect to Indebtedness;

(h) any Lien securing indebtedness of a Subsidiary to the Company or a Subsidiary; provided that in the case of any sale or other disposition of such indebtedness by the Company or such Subsidiary, such sale or other disposition shall be deemed to constitute the creation of another Lien not permitted by this clause (h);

(i) Liens arising in the ordinary course of business on operating accounts (including deposit accounts and any related securities accounts), including bankers’ Liens and rights of setoff arising in connection therewith (but excluding consensual Liens securing Indebtedness);

(j) Liens securing Swap Contracts entered into in the ordinary course of business and consistent with prudent business and industry practices and not for speculative purposes;

(k) Liens arising out of deposits by any Subsidiary of cash, securities or other property into collateral trusts or reinsurance trusts with or for the benefit of ceding companies or insurance regulators of such Subsidiary;

(l) Liens arising out of (i) obligations to return collateral consisting of cash or securities arising out of or in connection with the borrowing of the same or substantially similar securities, (ii) obligations to purchase securities arising out of or in connection with the sale of the same or substantially similar securities or (iii) repurchase and reverse repurchase arrangements with respect to securities and financial instruments;

(m) Liens on assets of an Insurance Subsidiary securing letters of credit issued on behalf of any Insurance Subsidiary for insurance regulatory or reinsurance purposes;

(n) Liens on securities owned by any Subsidiary which are pledged to the Federal Home Loan Bank Board (the “FHLBB”) to secure loans made by the FHLBB to such Subsidiary in the ordinary course of business;

(o) Liens on securities owned by, or obligations owed to, any Subsidiary that directly or indirectly secure funding agreements issued by a Subsidiary (each a “Hartford Entity”), which funding agreements directly or indirectly secure, or provide for, the repayment of amounts that a Hartford Entity has received from the proceeds of securities issued by a special-purpose vehicle formed for the purpose of issuing such securities;

(p) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(q) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any Subsidiary;

(r) Liens created under the Secured Letter of Credit Agreements;

(s) Liens on, or sales or transfers of, securitized assets (including notes or accounts receivable) in connection with securitizations of such assets that in each case are treated as “true sales” under GAAP and are entered into in connection with the conduct of business or the management of assets or liabilities of the Company or any of its Subsidiaries; provided that no such Lien shall extend to or cover any property or assets other than the assets subject to such securitization;

(t) other Liens, sales or transfers securing obligations at any one time outstanding in an aggregate amount not to exceed the greater of (i) $4,000,000,000 and (ii) 17.5% of the Consolidated Net Worth of the Company at such time; or

(u) the renewal, extension, replacement or refunding of any Lien permitted by the foregoing clauses of this Section upon the same property theretofore subject thereto (including to secure renewals, extensions, replacements or refundings of the obligations secured thereby); provided in each case that the obligations secured thereby shall not be increased and that such Liens shall be deemed to utilize the exceptions or baskets set forth in the respective clauses of this Section under which the original Liens were permitted.

Notwithstanding the foregoing, neither the Company nor any of the Subsidiaries shall create, incur, assume or permit to exist any Lien in reliance on the exceptions identified in the foregoing clauses (a) through (u) if such creation, incurrence, assumption or existence would violate or require the creation of Liens under the documentation governing any Indebtedness of the Company or its Subsidiaries in an aggregate principal amount in excess of $100,000,000.

SECTION 5.12. Limitations on Sale and Leaseback Transactions. Enter into any arrangement with any person providing for the leasing by the Company or any Restricted Subsidiary of any property or asset (except for temporary leases for a term of not more than three years and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries), which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person more than

120 days after the acquisition thereof or the completion of construction and commencement of full operation thereof, unless either (a) the Company shall apply an amount equal to the greater of the Fair Value of such property or the net proceeds of such sale, within 120 days of the effective date of any such arrangement, to the retirement (other than any mandatory retirement or by way of payment at maturity) of Indebtedness or to the acquisition, construction, development or improvement of properties, facilities or equipment used for operating purposes or (b) at the time of entering into such arrangement, such property or asset could have been subjected to a Lien securing Indebtedness of the Company or a Restricted Subsidiary in a principal amount equal to the Capitalized Lease-Back Obligations with respect to such property or asset under Section 5.11 (in which case, for purposes of Section 5.11, such arrangement shall be deemed to be Indebtedness in such principal amount secured by a Lien).

SECTION 5.13. Consolidated Total Debt to Consolidated Total Capitalization. (a) Permit the ratio of (i) Consolidated Total Debt to (ii) Consolidated Total Capitalization to be greater than 0.35 to 1.

(b) Permit the ratio of (i) Consolidated Subsidiary Debt to (ii) Consolidated Total Capitalization to be greater than .10 to 1.00

SECTION 5.14. Minimum Consolidated Net Worth. Permit the Consolidated Net Worth of the Company at the end of any fiscal quarter to be less than US$16,000,000,000; provided, that if the Company adopts EITF Issue No. 09-G “Accounting for Costs Associated with Acquisition or Renewal of Insurance Contracts” (or any successor or similar accounting pronouncement, regardless of its title), which results in a write-off of deferred acquisition costs for the Company (a “DAC Write-off”), the required minimum Consolidated Net Worth referred to above shall be permanently reduced by an amount equal to the lesser of (i) 70% of such DAC Write-off, after tax, and (ii) US$1,700,000,000.

SECTION 5.15. Limitation on Issuance of Consumer Notes. Permit the aggregate principal amount of Consumer Notes outstanding at any time to exceed US$2,500,000,000.

ARTICLE VI

Events of Default

In case of the happening of any of the following events (each an “Event of Default”):

(a) any representation or warranty made or deemed made under this Agreement, or any written information or other information transmitted orally during a formal presentation, furnished by any Borrower or any Subsidiary to the Administrative Agent or the Lenders pursuant to this Agreement or in connection with the arrangement, syndication or closing of the facilities established hereby, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) (i) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, or (ii) default shall be made in the payment of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable and such default under this clause (ii) shall continue unremedied for a period of three Business Days;

(c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (b) above) due hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of ten days;

(d) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.01, 5.10, 5.11, 5.12, 5.13 or 5.14 and, in the case of any default under Section 5.11, such default shall continue for 30 days;

(e) default shall be made in the due observance or performance of any covenant, condition or agreement contained herein or in any other Loan Document (other than those specified in clauses (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Company;

(f) the Company or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of US$100,000,000, when and as the same shall become due and payable (and in the case of Consumer Notes, such failure shall continue unremedied for ten Business Days) or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity; provided that, for purposes of this clause (f), the failure to pay principal or interest in respect of, or observe or perform any other term, covenant, condition or agreement applicable to, one tranche of Consumer Notes shall not, in and of itself, constitute the failure to pay principal or interest in respect of, or observe or perform any other term, covenant, condition or agreement applicable to, any other tranche of Consumer Notes;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company, any Borrowing Subsidiary or any Restricted Subsidiary,

or of a substantial part of the property or assets of the Company, any Borrowing Subsidiary or any Restricted Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, any Borrowing Subsidiary or any Restricted Subsidiary or for a substantial part of the property or assets of the Company, any Borrowing Subsidiary or any Restricted Subsidiary, or (iii) the winding up or liquidation of the Company, any Borrowing Subsidiary or any Restricted Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or any Governmental Authority having jurisdiction over the Company, any Borrowing Subsidiary or any Restricted Subsidiary shall issue any order or commence any proceeding for the conservation or administration of the Company, any Borrowing Subsidiary or any Restricted Subsidiary or shall take any similar action;

(h) the Company, any Borrowing Subsidiary or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, any Borrowing Subsidiary or any Restricted Subsidiary or for a substantial part of the property or assets of the Company, any Borrowing Subsidiary or any Restricted Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more final judgments shall be entered by any court against the Company or any of the Subsidiaries for the payment of money in an aggregate amount in excess of US$100,000,000 (in excess of any amount thereof that is fully covered by independent third party insurance where the insurer has been advised of the claim and has not disputed coverage), and such judgment or judgments shall not have been paid, discharged or stayed for a period of 60 days, or a warrant of attachment or execution or similar process shall have been issued or levied against property of the Company or any of the Subsidiaries to enforce any such judgment or judgments;

(j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect; or

(k) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Company or any Restricted Subsidiary described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding; and, in the case of any event with respect to the Company or any Restricted Subsidiary described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding.

After the exercise of remedies provided for in the foregoing paragraph, any amount received by the Administrative Agent pursuant to the provisions of this Article VI shall be applied by the Administrative Agent in the following order:

First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;

Second, to payment of fees, indemnities and other amounts (other than (i) principal of and interest on Loans and unreimbursed LC Disbursements and (ii) the Commitment Fees and the LC Participation Fees) payable to the Lenders and any LC Issuer (including fees, charges and disbursements of counsel to the respective Lenders and each LC Issuer), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of accrued and unpaid Commitment Fees and LC Participation Fees and interest on the Loans and unreimbursed LC Disbursements, ratably among the Lenders and each LC Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of unpaid principal of the Loans and unreimbursed LC Disbursements, ratably among the Lenders and each LC Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, to the Borrowers or as otherwise required by law.

ARTICLE VII

Guarantee

In order to induce the Lenders to extend credit to the Borrowing Subsidiaries hereunder, the Company hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the due and punctual payment and performance, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, of the Guaranteed Obligations. The Company further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligations.

The Company waives presentment to, demand of payment from and protest to the Borrowing Subsidiaries of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Lender to assert any claim or demand or to enforce any right or remedy against the Borrowing Subsidiaries under the provisions of this Agreement or otherwise; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any guarantee or any other agreement; (c) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Guaranteed Obligation or any Lender’s rights with respect thereto; or (d) the failure of any Lender to exercise any right or remedy against any other guarantor of the Guaranteed Obligations. The Company hereby agrees that any payments in respect of the Guaranteed Obligations pursuant to this Article VII will be paid to the Administrative Agent without setoff or counterclaim, in the currencies of such Guaranteed Obligations, at the Administrative Agent’s Office.

The Company further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any security, if any, held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on its books, in favor of the Borrowing Subsidiaries or any other person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Company hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement, any guarantee or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of the Company as a matter of law or equity.

To the extent permitted by applicable law, the Company waives any defense based on or arising out of any defense available to the Borrowing Subsidiaries, including any defense based on or arising out of any disability of the Borrowing Subsidiaries, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrowing Subsidiaries, other than final payment in full of the Guaranteed Obligations. The Administrative Agent and the Lenders may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, or exercise any other right or remedy available to them against the Borrowing Subsidiaries, or any security without affecting or impairing in any way the liability of the Company hereunder except to the extent the Guaranteed Obligations have been fully and finally paid. The Company waives any defense arising out of any such election even though such election operates to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of the Company against the Borrowing Subsidiaries or any security.

The Company further agrees that its guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Lender upon the bankruptcy or reorganization of any Borrowing Subsidiary or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent or any Lender, forthwith pay or cause to be paid to the Administrative Agent or such Lender in cash the amount of such unpaid Guaranteed Obligation.

Until the termination of this Agreement and the commitments hereunder, and the repayment in full of all amounts due under this Agreement, the Company hereby irrevocably waives and releases any and all rights of subrogation, indemnification, reimbursement and similar rights which it may have against or in respect of the Borrowing Subsidiaries at any time relating to the Guaranteed Obligations, including all rights that would result in its being deemed a “creditor” of the Borrowing Subsidiaries under the United States Code as now in effect or hereafter amended, or any comparable provision of any successor statute.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Appointment and Authority. Each of the Lenders and LC Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly provided herein, the provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders and LC Issuers, and none of the Borrowers shall have rights as a third party beneficiary of any of such provisions.

SECTION 8.02. Rights as a Lender. The person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an LC Issuer as any other Lender or LC Issuer and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as the Administrative Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any of the Borrowers or any Subsidiary or other Affiliate thereof as if such person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or any LC Issuer.

SECTION 8.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VI and 9.07) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or an LC Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon, and shall not incur any liability for relying thereon, any statement made to it orally or by telephone and believed by it to have been made by the proper person and may act upon such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or an LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any of the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its Affiliates and its or its Affiliates’ partners, directors, officers, employees, agents and advisors. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates, partners, directors, officers, employees, agents and advisors of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

SECTION 8.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, an LC Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right (with the consent of Company unless an Event of Default shall have occurred and be continuing) to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the LC Issuers (with the consent of Company unless an Event of Default shall have occurred and be continuing) appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company, the LC Issuers and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Affiliates and the partners, directors, officers, employees, agents and advisors of any of the foregoing in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

The resignation by Bank of America, N.A. as Administrative Agent pursuant to this Section shall also constitute its resignation as an LC Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer, (b) the retiring LC Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor LC Issuer shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring LC Issuer to effectively assume the obligations of the retiring LC Issuer with respect to such outstanding Letters of Credit.

SECTION 8.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and LC Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender, any Affiliates of the Administrative Agent or any other Lender or any partners, directors, officers, employees, agents and advisors of any of the foregoing and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and LC Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender, any Affiliate of the Administrative Agent or any other Lender or any partners, directors, officers, employees, agents and advisors of any of the foregoing and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, syndication agents or the documentation agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents (except, as applicable, as a Lender or an LC Issuer).

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, as follows:

(i) if to any Borrower, to The Hartford Financial Services Group, Inc., One Hartford Plaza, Hartford, CT 06155, Attention of Mr. Robert W. Paiano (Telecopy No. 860-547-2878); with a copy to Mr. David C. Robinson, The Hartford Financial Services Group, Inc., One Hartford Plaza, Hartford CT 06155 (Telecopy No. 860-723-4517);

(ii) if to the Administrative Agent, (A) for payments and requests for credit extensions, to Bank of America, N.A., 2001 Clayton Road, Building B, 2nd Floor, Mail Code CA4-702-02-25, Concord, CA 94520, Attention of Petra Rubio (Telephone No. 925-675-8062; Telecopy No. 888-969-9237; Electronic Mail Address: Petra.Rubio@baml.com), Ref: The Hartford Financial Services Group, Inc., Account No. 003750836479, ABA 026009593, and (B) for all other notices, to Bank of America, N.A., Agency Management, 1455 Market Street, 5th Floor, Mail Code CA5-701-05-19, San Francisco, CA 94103, Attention of Aamir Saleem (Telephone No. 415-436-2769; Telecopy No. 415-503-5089; Electronic Mail Address: Aamir.Saleem@baml.com), Ref: The Hartford Financial Services Group, Inc.;

(iii) if to Bank of America as LC Issuer, to Bank of America, N.A., Trade Operations, Los Angeles, 1000 W Temple Street, Mail Code CA9-705-07-05, Los Angeles, CA 90012-1514, Attention of Stella Rosales (Telephone No. 213-417-9484; Telecopy No. 213-457-8841; Electronic Mail Address: stella.rosales@baml.com); and

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section (except that, if such notice is not received during normal business hours for the recipient, it shall be deemed to have been given at the opening of business on the next business day for the recipient).

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and the LC Issuers and shall survive the making by the Lenders of the Loans or the issuance by an LC Issuer of any Letters of Credit regardless of any investigation made by the Lenders or the LC Issuers or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement is outstanding and unpaid, any Letter of Credit is outstanding or the Commitments have not been terminated.

SECTION 9.03. Binding Effect. This Agreement shall become effective on the Effective Date when it shall have been executed by each Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof (telecopied or otherwise) which, when taken together, bear the signature of each Lender, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrowers shall not have the right to assign any rights hereunder or any interest herein without the prior consent of all the Lenders.

SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party (including any Affiliate of an LC Issuer that issues any Letter of Credit); and all covenants, promises and agreements by or on behalf of any party that are contained in this Agreement shall bind and inure to the benefit of its successors and assigns (including any Affiliate of an LC Issuer that issues any Letter of Credit).

(b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or a Lender Affiliate, the Company (except when there exists a Default or an Event of Default) and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld); provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice (sent in accordance with Section 9.01) of such proposed assignment; (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, and a processing and recordation fee of US$3,500; (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and (iv) the amount of the Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 and the amount of the Commitments of such Lender remaining after such assignment shall not be less than US$5,000,000 or shall be zero. Upon acceptance and recording pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account hereunder and not yet paid)). Notwithstanding the foregoing, any Lender assigning its rights and obligations under this Agreement may retain any Competitive Loans made by it outstanding at such time, and in such case shall retain its rights hereunder in respect of any Loans so retained until such Loans have been repaid in full in accordance with this Agreement.

(c) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or the financial condition of the Borrowers or the performance or observance by the Borrowers of any obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitments of, and the principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error and the Borrowers, the Administrative Agent, each LC Issuer and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by each party hereto, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee together with an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and the written consent of the Company to such assignment, the Administrative Agent shall (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register.

(f) Each Lender may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (iii) each participating bank or other entity shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if it were the selling Lender (and limited to the amount that could have been claimed by the selling Lender had it continued to hold the interest of such participating bank or other entity and subject to such participant’s agreement with such Lender to comply with Sections 2.20(g) and (i) as though it were a Lender), except that all claims made pursuant to such Sections shall be made through such selling Lender; and (iv) the Borrowers, the Administrative Agent, each LC Issuer and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations hereunder or under any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations hereunder or under any other Loan Document) to any person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining any Participant Register.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender; provided that, prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of any such information.

(h) The Borrowers shall not assign or delegate any rights and duties hereunder without the prior written consent of all Lenders.

(i) No assignment shall be made by any Global Tranche Lender of its Global Tranche Commitment to any Person that, through its Lending Offices, is not capable of lending the applicable Alternative Currencies to the Borrowers and receiving related payments of interest free of Indemnified Taxes, except to the extent that the assignor was subject to such Indemnified Taxes immediately prior to such assignment.

(j) Any Lender may at any time pledge all or any portion of its rights under this Agreement to a Federal Reserve Bank; provided that no such pledge shall release any Lender from its obligations hereunder or substitute any such Bank for such Lender as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank, each Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to such Borrower by the assigning Lender hereunder.

SECTION 9.05. Expenses; Indemnity. (a) The Borrowers agree to pay all reasonable out-of-pocket expenses (i) incurred by the Administrative Agent and its Affiliates in connection with the syndication of the credit facility provided for herein, the preparation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof, (ii) incurred by any LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder or (iii) incurred by the Administrative Agent, any LC Issuer or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement or in connection with the Loans made or Letters of Credit issued hereunder, in each case including the reasonable fees and disbursements of counsel for the Administrative Agent or, in the case of enforcement costs and documentary taxes, the Lenders.

(b) The Borrowers agree to indemnify the Administrative Agent, each Lender, each Arranger, each of their Affiliates and the directors, officers, employees and agents of the foregoing (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of (i) the arrangement and syndication of the credit facility established hereby, (ii) the consummation of the transactions contemplated by this Agreement; (iii) the use of the proceeds of the Loans and Letters of Credit (including any refusal by any LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and whether commenced by a third party or by a Borrower; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee or from a material breach by such Indemnitee in the performance of any agreement hereunder that (other than with respect to a material breach by such Indemnitee of its obligations under Section 9.17) continues after such Indemnitee becomes aware that it is in breach.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by them under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof) or any LC Issuer or any Indemnitee related to any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such LC Issuer or such Indemnitee, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent) or such LC Issuer in its capacity as such, or against any

Indemnitee related to any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any LC Issuer in connection with such capacity. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Credit Exposures and unused Commitments.

(d) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the termination of any of the Letters of Credit or reimbursement of any LC Disbursement, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the Administrative Agent, any LC Issuer or any Lender. All amounts due under this Section shall be payable on written demand therefor.

(e) To the extent permitted by applicable law, no party hereto shall assert, and each hereby waives, any claim against all other parties hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this Section 9.05(e) shall limit the indemnity and reimbursement obligations of the Borrowers set forth in Section 9.05(b) hereof.

SECTION 9.06. APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION 9.07. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, any LC Issuer or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each LC Issuer and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower or any Subsidiary in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided, however, that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, (A) such amendment does not adversely affect the rights of any Lender or (B) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or LC Disbursement or any Fee or other amount due hereunder or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby; (B) increase the Commitment or decrease any Fee or other amount owing to any Lender without the prior written consent of such Lender; (C) limit or release the guarantee set forth in Article VII; (D) amend or modify the provisions of Section 2.17 or Section 9.04(h), the provisions of this Section or the definition of the “Required Lenders”, without the prior written consent of each Lender (except that the Commitment of any Defaulting Lender may be decreased or terminated on a non-pro rata basis with the consent of the Required Lenders); or (E) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those due to Lenders holding Loans of any other Class without the written consent of Lenders representing a majority in interest of each affected Class; provided further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any LC Issuer hereunder without the prior written consent of the Administrative Agent or such LC Issuer, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section and any consent by any Lender pursuant to this Section shall bind any assignee of its rights and interests hereunder.

SECTION 9.08. Entire Agreement. This Agreement and the agreements referred to in Section 2.07 constitute the entire contract among the parties relative to the subject matter hereof and supersede any previous agreement among the parties with respect to the subject matter hereof (but do not supersede any provisions of any commitment letter or fee letter that by the terms of such document survive the termination thereof or the execution and delivery of this Agreement, all of which provisions shall remain in full force and effect). Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 9.09. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.03.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and LC Issuer, and each of their respective Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, LC Issuer or Affiliate to or for the credit of a Borrower against any obligation of such Borrower now or hereafter existing under this Agreement held by such Lender, LC Issuer or Affiliate, irrespective of whether or not such Lender, LC Issuer or Affiliate shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender and LC Issuer agrees promptly to notify the applicable Borrower and the Administrative Agent after such setoff and application made by such Lender or LC Issuer or one of its Affiliates, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and LC Issuer under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.13. Jurisdiction; Consent to Service of Process. (a) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan of the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment. Each Borrower, the Administrative Agent and each Issuing Bank and Lender hereby irrevocably and unconditionally agrees that all claims in respect of any action or proceeding arising out of or relating to this Agreement may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or thereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Each Borrowing Subsidiary that is not organized in the United States of America, any State thereof or the District of Columbia hereby irrevocably designates, appoints and empowers the Company as its process agent to receive for and on its behalf service of process in any legal action or proceeding arising out of or relating to that Agreement.

SECTION 9.14. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certification in this Section.

SECTION 9.15. Addition of Borrowing Subsidiaries. Each Borrowing Subsidiary which shall deliver to the Administrative Agent a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company shall, upon such delivery and without further act, become a party hereto and a Borrower hereunder with the same effect as if it had been an original party to this Agreement.

SECTION 9.16. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 9.16 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.17. Confidentiality. Each of the Administrative Agent and the Lenders, on behalf of itself and its Affiliates and agents, agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates involved in the preparation, execution, monitoring and administration of this Agreement and the transactions contemplated thereby, and to such Lender’s and such Affiliates’ directors, officers, employees and agents involved in the preparation, execution, monitoring and administration of this Agreement and the transactions contemplated thereby, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, and that the Administrative Agent and each Lender, as applicable, shall be responsible for compliance with the provisions of this Section 9.17 by each of its Affiliates to which it discloses Information under this clause (a) and each director, officer, employee and agent of any such Affiliate); (b) to the extent requested by any regulatory or self-regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (it being understood the Administrative Agent or the Lender, as applicable, shall notify the Company, to the extent permitted by law, of such required disclosure within a reasonably practicable time after such Agent or Lender gains knowledge of the required disclosure); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or any direct, indirect, actual or prospective counterparty (and its advisor) to any swap or derivative transaction related to the obligations under this Agreement; (g) with the written consent of the Company; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is independently developed by a party hereto without utilizing any Information received from a Borrower or violating the terms of this Section 9.17 or received by a party hereto from a source that is not known by such party to have provided, and that such party does not have reasonable grounds to believe has provided, such information in breach of any confidentiality obligation owed to the Company. For the purposes of this Section, “Information” means all confidential information, including but not limited to all information provided during the Administrative Agent’s and Lenders’ due diligence process regarding this Agreement, received from a Borrower relating to any Borrower or any Subsidiary or any Borrower’s or any Subsidiary’s business. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information. Each of the Administrative Agent, the Lenders and the LC Issuer acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 9.18. USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with its requirements.

SECTION 9.19. No Fiduciary Duty. Each Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers and their Affiliates, on the one hand, and the Administrative Agent, the Lenders, the LC Issuers and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty or advisory or agency relationship on the part of the Administrative Agent, the Lenders, the LC Issuers or their Affiliates, and no such duty or relationship will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, each Lender, each LC Issuer and their respective Affiliates may have economic interests that conflict with those of the Company and the Borrowing Subsidiaries, their respective equityholders and/or their respective Affiliates.

SECTION 9.20. License Agreement and CDS Data. (a) The Administrative Agent hereby notifies the Company and the Lenders that it has entered into a Syndicated Loan Pricing Benchmark Licensing Agreement (the “Licensing Agreement”) with the Reference Pricing Agent, pursuant to which the Reference Pricing Agent will provide to the Administrative Agent for each Business Day an interpolated composite CDS spread calculated to the Maturity Date (but in any event for a period of not less than one year), utilizing the CDS spreads from the Company’s trading convention CDS curve (i.e. the most liquid and/or widely followed credit default swap curve for the Company’s senior unsecured obligations) (the “CDS Data”) that the Administrative Agent will use to determine the Credit Default Swap Spread. The Administrative Agent hereby further notifies the Company and the Lenders that, pursuant to the Licensing Agreement, (i) the CDS Data will be provided by the Reference Pricing Agent on an “as is” basis, without express or implied warranty as to accuracy, completeness, title, merchantability or fitness for a particular purpose, (ii) the Reference Pricing Agent has no liability to the Administrative Agent for any inaccuracies, errors or omissions in the CDS Data, except in the event of its gross negligence, fraud or willful misconduct, (iii) the CDS Data, as provided by the Reference Pricing Agent, constitutes Information (as such term is defined in Section 9.17), (iv) the CDS Data, as provided by the Reference Pricing Agent, may be used by the Administrative Agent, the Company and the Lenders solely for the purposes of this Agreement and (iv) the Reference Pricing Agent and the Administrative Agent, except in each case in the event of its gross negligence, fraud or willful misconduct, shall have no liability whatsoever to either the Company or any Lender or any client of a Lender, whether in contract, in tort, under a warranty, under statute or otherwise, in respect of any loss or damage suffered by the Company, such Lender or client as a result of or in connection with any opinions, recommendations, forecasts, judgments or any other conclusions, or any course of action determined, by such Lender or any client of such Lender based on the CDS Data. Each of the Company and the Lenders (other than Bank of America, in its capacity as the Administrative Agent, which is a party thereto) agrees that it shall not be a third party beneficiary of the Licensing Agreement and shall have no rights or obligations thereunder.

(b) The CDS Data shall be made available to the Company pursuant to procedures agreed upon by the Company and the Administrative Agent.

(c) The Company acknowledges that each of the Administrative Agent and the Lenders from time to time may conduct business with and may be a shareholder of the Reference Pricing Agent and that each of the Administrative Agent and the Lenders may have from time to time the right to appoint one or more directors to the board of directors of the Reference Pricing Agent.

(d) Notwithstanding the foregoing, the Administrative Agent hereby represents and warrants to the Company that the Administrative Agent has the express authority under the Licensing Agreement to provide the CDS Data and the related materials provided from time to time by the Reference Pricing Agent to the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE HARTFORD FINANCIAL SERVICES GROUP, INC., as Borrower,

by	/s/ Robert W. Paiano
	Name:	Robert W. Paiano
	Title:	Senior Vice President and Treasurer

[Signature page to the Credit Agreement]

BANK OF AMERICA, N.A., individually, as LC Issuer and as Administrative Agent,

by	/s/ Jason Cassity
Name: Jason Cassity Title: Director

[Signature page to the Credit Agreement]

J.P. MORGAN CHASE BANK, N.A.,

by	/s/ Melvin Jackson
Name: Melvin Jackson Title: Vice President

[Signature page to the Credit Agreement]

CITIBANK, N.A., As Synication Agent,

by	/s/ Maureen Maroney
Name: Maureen Maroney Title: Vice President

[Signature page to the Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION

by	/s/ Casey Connelly
Name: Casey Connelly Title: Vice President

[Signature page to the Credit Agreement]

BARCLAYS BANK PLC,

by	/s/ Michael Mozer
Name: Michael Mozer Title: Vice President

[Signature page to the Credit Agreement]

GOLDMAN SACHS BANK USA.,

by	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

[Signature page to the Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,

by	/s/ David Albanesi
Name: David Albanesi
Title: Senior Vice President

[Signature page to the Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,

by	/s/ John S. McGill
Name: John S. McGill
Title: Director

by	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

[Signature page to the Credit Agreement]

STATE STREET BANK AND TRUST COMPANY,

by	/s/ Deirdre M. Holland
Name: Deirdre M. Holland
Title: Vice President

[Signature page to the Credit Agreement]

THE BANK OF NEW YORK MELLON,

by	/s/ Richard G. Shaw
Name: Richard G. Shaw
Title: Vice President

[Signature page to the Credit Agreement]

UBS LOAN FINANCE LLC,

by	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

by	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

[Signature page to the Credit Agreement]

CREDIT SUISSE AG, Cayman Islands Branch,

by	/s/ Doreen Barr
Name: Doreen Barr
Title: Director

by	/s/ Michael D. Spaight
Name: Michael D. Spaight
Title: Associate

[Signature page to the Credit Agreement]

LLOYDS TSB BANK PLC,

by	/s/ Julia R. Franklin
Name: Julia R. Franklin
Title: Vice President (F014)

by	/s/ Karen Weich
Name: Karen Weich
Title: Vice President (W011)

[Signature page to the Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION,

by	/s/ Shuji Yabe
Name: Shuji Yabe
Title: Managing Director

[Signature page to the Credit Agreement]

THE ROYAL BANK OF SCOTLAND PLC

by	/s/ Joseph W. Lux
Name: Joseph W. Lux
Title: Managing Director

[Signature page to the Credit Agreement]

BRANCH BANKING AND TRUST COMPANY,

by	/s/ Steve W. Whitcomb
Name: Steve W. Whitcomb
Title: Senior Vice President

[Signature page to the Credit Agreement]

THE NORTHERN TRUST COMPANY,

by	/s/ Karen Czys
Name: Karen Czys
Title: Officer

[Signature page to the Credit Agreement]

SCHEDULE 1.02

MANDATORY COST FORMULAE

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300

Where:

“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)	“Reference Banks” means, in connection with the determination of the Mandatory Cost, the principal London offices of Bank of America or such other banks as may be appointed by the Administrative Agent in consultation with the Company; and

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent or the Company, each Reference Bank with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Company, the rate of charge payable by such Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Reference Bank as being the average of the Fee Tariffs applicable to such Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Lending Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

13.	The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.